Exhibit 10.1
CREDIT AND SECURITY AGREEMENT
by and among
HOOPER HOLMES, INC.,
HOOPER DISTRIBUTION SERVICES, LLC
HOOPER WELLNESS, LLC
ACCOUNTABLE HEALTH SOLUTIONS, LLC
HOOPER INFORMATION SERVICES, INC.
HOOPER KIT SERVICES, LLC
AND ANY ADDITIONAL ENTITY THAT MAY
HEREAFTER BE ADDED AS A BORROWER
each a Borrower, and collectively, the Borrowers
and
SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P.
as the Lender
Dated as of
April 29, 2016

CREDIT AND SECURITY AGREEMENT
Table of Contents
Page

.	DEFINITIONS
1.1General Terms
1.2Specific Terms
1.3Other Definitional and Interpretative Provisions
1.4Time is of the Essence
II.ADVANCES, PAYMENT AND INTEREST
2.1Loan Advances
2.2Evidence of Obligations; Date Due
2.3Interest on Revolving Loan
2.4Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate
2.5Collections; Repayment; Borrowing Availability and Lockbox
2.6Promise to Pay; Manner of Payment
2.7Repayment of Excess Advances
2.8Payments by Lender
2.9Grant of Security Interest; Collateral
2.10Collateral Administration
2.11Power of Attorney
2.12Setoff Rights
III.FEES AND OTHER CHARGES
3.1Facility Fee
3.2Unused Line Fee
3.3Collateral Management Fee
3.4Early Termination Fees/Prepayment Fees
3.5Computation of Fees; Lawful Limits
3.6Default Rate of Interest
3.7Minimum Balance
3.8Acknowledgement of Joint and Several Liability
IV.CONDITIONS PRECEDENT
4.1Conditions to Closing and Advances
4.2Post-Closing Requirements
V.REPRESENTATIONS AND WARRANTIES
5.1Organization and Authority
5.2Loan Documents

i

5.3Subsidiaries, Capitalization and Ownership Interests
5.4Properties
5.5Other Agreements
5.6Litigation
5.7Labor Matters
5.8Compliance with Environmental Requirements; No Hazardous Substances
5.9Tax Returns, Governmental Reports
5.10Financial Statements and Reports
5.11Compliance with Law
5.12Intellectual Property
5.13Licenses and Permits
5.14Disclosure
5.15Existing Indebtedness; Investments, Guarantees and Certain Contracts
5.16Agreements with Affiliates
5.17Insurance
5.18Names, Location of Offices, Records and Collateral
5.19Material Contracts
5.20Non-Subordination
5.21Interest Rate
5.22Reliance on Representations; Survival
5.23HIPAA Compliant
5.24Products and Services
VI.AFFIRMATIVE COVENANTS
6.1Financial Statements, Reports and Other Information
6.2Payment of Obligations
6.3Conduct of Business and Maintenance of Existence and Assets
6.4Compliance with Legal, Tax and Other Obligations
6.5Insurance
6.6True Books
6.7Inspection; Period Audits
6.8Further Assurances; Post Closing
6.9Lien Terminations
6.10Use of Proceeds
6.11Collateral Documents; Security Interest in Collateral
6.12Reserved
6.13Taxes and Other Charges
6.14Payroll Agent
6.15Hazardous Substances
6.16HIPAA Compliant
VII.NEGATIVE COVENANTS
7.1Financial and Loan Covenants
7.2No Debt other than Permitted Indebtedness

7.3No Liens other than Permitted Liens
7.4Investments, New Facilities or Collateral; Subsidiaries
7.5Prohibited Payments
7.6Transactions with Affiliates
7.7Charter Documents; Fiscal Year; Dissolution; Use of Proceeds
7.8Asset Sales
7.9Restrictive Agreements
7.10Management
7.11Modifications of Certain Agreements
7.12Payments and Modifications of Subordinated Debt
7.13Deposit Accounts
7.14Truth of Statements
7.15IRS Form 8821
7.16Capital Expenditures

.	EVENTS OF DEFAULT
8.1Events of Default
8.2Acceleration and Suspension or Termination of Commitments
IX.RIGHTS AND REMEDIES AFTER DEFAULT
9.1Rights and Remedies
9.2Application of Proceeds
9.3Rights of Lender to Appoint Receiver
9.4Application of Payments Following Default
9.5Rights and Remedies not Exclusive
X.WAIVERS AND JUDICIAL PROCEEDINGS
10.1Waivers
10.2Delay; No Waiver or Defaults
10.3Jury Waiver
10.4Cooperation in Discovery and Litigation
XI.EFFECTIVE DATE AND TERMINATION
11.1Effectiveness and Termination
11.2Survival
XII.ASSIGNMENTS AND PARTICIPATIONS
12.1Assignments
12.2Participations
12.3Defaulting Participants
12.4Definitions

XIII.MISCELLANEOUS
13.1Governing Law; Jurisdiction; Service of Process; Venue
13.2Successors and Assigns; Participants; New Lenders
13.3Revival of Obligations
13.4Indemnity
13.5Notice
13.6Severability; Captions; Counterparts; Facsimile or other Electronic Signatures
13.7Expenses
13.8Entire Agreement
13.9Lender Approvals
13.10Confidentiality and Publicity
13.11USA Patriot Act Notification
13.12Release of Lender

ANNEX I
Financial and Loan Covenants
EXHIBITS
Exhibit A    -    Borrowing Certificate
Exhibit B    -    Compliance Certificate
Exhibit C    -    Payment Notification
SCHEDULES
Schedule 2.4    -    Borrower’s Account for Funding Wires
Schedule 2.9    -    Collateral
Schedule 5.1    -    Organization

Schedule 5.3	- Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures
Schedule 5.4    -    Real Property Owned or Leased
Schedule 5.6    -    Litigation
Schedule 5.7     -    Labor Matters
Schedule 5.8    -    Environmental Exceptions
Schedule 5.12    -    Intellectual Property
Schedule 5.16    -    Agreements with Affiliates
Schedule 5.17    -    Insurance

Schedule 5.18	- Names Under Which Business Is Transacted; Business and Collateral Locations
Schedule 5.19    -    Material Contracts
Schedule 5.24    -    Products
Schedule 7.2    -    Existing Contingent Obligations
Schedule 7.3    -    Existing Liens

CREDIT AND SECURITY AGREEMENT
THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of April  29, 2016, is entered into by and among HOOPER HOLMES, INC., a New York corporation (“Hooper Holmes”), HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company (“Hooper Distribution”), HOOPER WELLNESS, LLC, a Kansas limited liability company (“Hooper Wellness”), ACCOUNTABLE HEALTH SOLUTIONS, LLC, a Kansas limited liability company (“Accountable Health”), HOOPER INFORMATION SERVICES, INC., a New Jersey corporation (“Hooper Information”), HOOPER KIT SERVICES, LLC, a Kansas limited liability company (“Hooper Kit”), and any additional borrower that may hereafter be added to this Agreement (together with Hooper Holmes, Hooper Distribution, Hooper Wellness, Accountable Health, Hooper Information, and Hooper Kit, individually as a “Borrower,” and collectively as “Borrowers”), and SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (the “Lender”).
WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility (the “Revolving Facility”); and
WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I.DEFINITIONS
1.1    General Terms
For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed below shall have the meanings set forth. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein, any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Lender on or prior to the Closing Date.
1.2    Specific Terms
“Account Debtor” shall mean “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
“Accounts” shall mean all of Borrower’s interest in any (a) right to payment of a monetary obligation, (b) “accounts” (as that term is defined in the UCC), any account receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
“Additional Tranche” shall mean each tranche of revolving loan commitment increases after the Closing Date in an aggregate principal amount of up to $3,000,000.
“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall also be an Advance for purposes of this Agreement. Each Advance shall increase the principal amount outstanding hereunder.

“Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person and (d) any spouses, parents, descendants and siblings of any of the Persons described in clauses (a), (b) and (c) above. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the administrative management or policies, whether through ownership of securities or other interests, by contract or otherwise.
“Applicable Margin” means with respect to Revolving Loans and all other Obligations five and one-half percent (5.50%).
“Applicable Rate” shall mean the interest rate applicable from time to time to Revolving Facility Advances under this Agreement.
“Availability” shall mean the Revolving Loan Limit less all Revolving Loans outstanding, minus any reserves against Availability imposed by the Lender in its Permitted Discretion.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Books and Records” shall mean Borrower’s books and records specifically relating to Accounts, including, but not limited to, ledgers, records indicating, summarizing, or evidencing Borrower’s Accounts and all computer programs, disc or tape files, printouts, runs, and other computer prepared information with respect to the foregoing and any software necessary to operate the same.
“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.
“Borrowing Base” shall mean, as of any date of determination:
(a)    eighty five percent (85%) of Net Eligible Receivables. “Net Eligible Receivables” for purposes of this definition shall mean the Eligible Receivables net of reserves as determined by

Lender with reference to the most recent Borrowing Certificate, other factors deemed relevant by Lender and otherwise in accordance with the Agreement; plus
(b)    eighty five percent (85%) of Eligible Unbilled Receivables; provided, however, for purposes of the this subsection (B), at no time shall the total of Eligible Unbilled Receivables exceed fifty percent (50%) of the Borrowing Base; minus
(c)    the amount of any reserves and/or adjustments against the Borrowing Base provided for in this Agreement or determined by Lender from time to time, in its Permitted Discretion, to be appropriate to reflect risks associated with the Collateral and the financial condition of Borrower.
“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Advances outstanding as of such date.
“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.
“Borrowing Date” shall have the meaning assigned to that term in Section 2.4.
“Business Day” shall mean any day other than a Saturday, Sunday, Good Friday or other day on which the Federal Reserve or Lender is closed.
“Capital Lease” shall mean, as to any Person, a lease or any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.
“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change of Control” shall mean any of the following: (a) the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which the owners, directly or indirectly, of a majority of any Credit Party’s voting stock or voting power as of the date hereof cease to be entitled to elect or appoint at least a majority of such Credit Party’s Board of Directors, or (b) the resignation, termination, replacement, death, disability or any other event the result of which is the failure of the existing senior management of Borrower to function in their current capacities, unless, (i) in the case of a replacement, the replacement is reasonably acceptable to Lender, or (ii) in all other cases a replacement reasonably satisfactory to Lender is identified and engaged within 30 days following such event, (c) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Borrower’s assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect subsidiary of the Borrower or (d) the failure of Hooper Holmes to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests in all of the other Borrowers.
“Closing Date” shall mean the date of this Agreement.
“Closing Date Subordinated Creditor” means SWK Funding LLC, a Delaware limited liability company, including its successors and assigns as permitted hereunder.
“Closing Date Subordinated Debt” means any Indebtedness of Borrowers incurred pursuant to the terms of the Closing Date Subordinated Debt Documents.
“Closing Date Subordinated Debt Documents” means (i) that certain Credit Agreement dated as of April 17, 2015 by and among Closing Date Subordinated Creditor, the Borrowers and certain affiliates of the Borrowers party thereto from time to time and (ii) each of the other documents, instruments and agreements executed and delivered in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.
“Closing Date Subordinated Liens” means any Liens granted to Closing Date Subordinated Creditor pursuant to the Closing Date Subordinated Debt Documents and subject to the Closing Date Subordination Agreement.
“Closing Date Subordination Agreement” mean that certain Intercreditor Agreement dated as of even date herewith by and between Closing Date Subordinated Creditor and Lender and acknowledged by Borrower.
“CMS” means the Center for Medicare and Medicaid Services of the United States of America.
“Collateral” shall mean, collectively and each individually, all collateral and/or security identified in Section 2.9, together with any additional collateral and/or security now or hereafter granted to Lender by any Credit Party pursuant to a Loan Document.
“Collateral Management Fee” shall have the meaning assigned to the term in Section 3.3.
“Commitment Expiration Date” means the date that is three (3) years following the Closing Date.

“Compliance Certificate” shall have the meaning assigned to the term in Section 6.1(a).
“Concentration Account” shall have the meaning assigned to the term in Section 2.5.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guaranty (other than a Guaranty of the Obligations or any part thereof) or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.
“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Credit Party” means any Guarantor under a Guaranty of the Obligations or any part thereof, any Borrower and any other Person (other than Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Loan Document, and “Credit Parties” means all such Persons, collectively.
“Debtor Relief Law” shall mean, collectively, the United States Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.
“Default” shall mean (a) any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would, unless cured or waived, constitute, be, become or result in an Event of Default and (b) any Event of Default.

“Default Rate” shall have the meaning assigned to the term in Section 3.6.
“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries, bonuses or other fees or compensation to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the ordinary course of business), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.
“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended, and all applicable regulations promulgated by the FDA.
“Eligible Receivables” means, subject to the criteria below, an account receivable of a Borrower (other than an Eligible Unbilled Receivable), which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise, and which Lender, in its good faith credit judgment and discretion, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
a.    the Account remains unpaid one hundred twenty (120) days past the invoice date;
b.    the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

c.    if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
d.    if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
e.    if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;
f.    the Account is subject to a Lien other than a Permitted Lien, or Lender does not have a first priority, perfected Lien on such Account;
g.    the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Lender;
h.    the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Indebtedness of a Credit Party;
i.    more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);
j.    without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;
k.    the total unpaid Accounts of the Account Debtor obligated on the Account exceed fifty percent (50%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such fifty percent (50%) limitation shall be considered ineligible);
l.    any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached in any respect;
m.    the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

n.    the Account is an obligation of a Governmental Account Debtor, unless Lender has agreed to the contrary in writing and Lender has received from the Account Debtor the acknowledgement of receipt of Lender’s notice of assignment of such obligation pursuant to this Agreement;
o.    the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;
p.    the Account Debtor has its principal place of business or executive office outside the United States;
q.    the Account is payable in a currency other than United States dollars;
r.    the Account Debtor is an individual;
s.    [reserved];
t.    the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
u.    the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien; or
v.    the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Lender in its good faith credit judgment and discretion.
“Eligible Unbilled Receivables” means, subject to the limitation set forth below, each Account that otherwise qualifies as an Eligible Receivable except that an invoice, statement or other billing document has not been sent to the applicable Account Debtor; provided, that any such Account shall cease to be an Eligible Unbilled Receivable on the date that (a) an invoice, statement or other billing document is sent to the applicable Account Debtor or (b) is more than thirty (30) days after the most recent date on which such services, goods or merchandise were provided by the applicable Borrower.
“Environmental Laws” means any present and future federal, state, provincial, territorial, municipal and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal, provincial, territorial, municipal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state, federal, territorial, provincial, municipal or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
“Equipment” means “equipment” as defined in Article 9 of the UCC.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“ERISA Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Event of Default” shall mean the occurrence of any event set forth in Article VIII.
“Facility Fee” shall have the meaning set forth in Section 3.1.
“FDA” means the Food and Drug Administration of the United States of America.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account, or any agent, administrator, intermediary or carrier for the foregoing.
“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.
“Guarantor” shall mean any guarantor of the Obligations or any part thereof, including any guarantor of the accuracy of any one or more representations and/or warranties of Borrower contained in this Agreement.
“Guaranty” shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The term “Guaranties” shall mean the plural of Guaranty.
“Hazardous Substances” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined, classified or listed as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant”, “radioactive”, “dangerous” or other words of similar import within the meaning of any

Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.
“Hazardous Substances Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Substances, or any derivatives thereof, or on or of any other property as a result of Hazardous Substances, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“HIPAA Compliant” shall mean that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.
“Indebtedness” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the ordinary course of business, (d) all capital leases of such Person, (e) all non-Contingent Obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Indebtedness of others guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, and (k) obligations arising under non-compete agreements.
“Indemnified Persons” shall have the meaning assigned to the term in Section 13.4.
“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software (including source code and related documentation), rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement of even date herewith made by Borrower in favor of Lender.
“Knowledge” shall mean the actual knowledge, after reasonable investigation and due inquiry, of Henry Dubois, Steven Balthazor or any other senior officer of any Borrower.
“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance reasonably satisfactory to Lender from the owner/lessor of 560 N. Rogers Road, Olathe, Kansas 66062 and any other premises not owned by Borrower at which billing operations are conducted or Books and Records are maintained, or any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time and subordinating in favor of Lender any claims that the owner/lessor may have against Borrower or against any of Lender’s Collateral.
“Laws” means any and all federal, state, provincial, territorial, municipal, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Environmental Laws.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes. For the purposes of this Agreement and the other Loan Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan” or “Loans” means the Revolving Loans.
“Loan Documents” shall mean, collectively and each individually, this Agreement, any documents that provide, as security for all or any portion of the Obligations, a Lien on any assets in favor of Lender, the Guaranties and any documents evidencing a security interest in assets as collateral for the Guaranties, the Pledge Agreement, the Lockbox Agreements, the Intellectual Property Security Agreement, the Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, the Subordination Agreements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time; all of which shall be in form and substance acceptable to Lender in its sole discretion.
“Lockbox Accounts” shall mean the accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on their Accounts and Collateral are paid.
“Lockbox Agreement” shall have the meaning assigned to the term in Section 2.5.
“Lockbox Bank” shall have the meaning assigned to the term in Section 2.5.
“Material Adverse Effect” or “Material Adverse Change” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which results directly or indirectly in (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any of the Credit Parties, (ii) the rights and remedies of Lender under any Loan Document, or the ability of any Credit Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan Document, (iv) the existence, perfection or priority of any security interest granted in any Loan Document, or (v) the value of any material Collateral; (b) an impairment to the likelihood that Eligible Accounts in general will be collected and paid in the ordinary course of business of any Borrower and upon the same schedule and with the same frequency as such Borrowers’ recent collections history; or (c) the imposition of a fine against or the creation of any liability of any Credit Party to any Governmental Authority in excess of $50,000.00.
“Material Contracts” has the meaning set forth in Section 5.19.
“Mid-America” shall mean Mid-America Agency Services, Incorporated, a Nebraska corporation.
“Minimum Balance” has the meaning set forth in Section 3.7 hereof.
“Minimum Use Fee” has the meaning set forth in Section 3.7 hereof.
“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of any Credit Party to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or under applicable law, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Credit Party for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.
“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Lender, in its good faith discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Payment Notification” means a written notification substantially in the form of Exhibit C hereto.
“Permit” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted.
“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Lender of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Lender notice of the commencement of such contest and upon request by Lender, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; (f) a final determination of such contest could not result in Lender’s Lien and its priority on the Collateral being adversely affected, altered or impaired; (g) any reserves as may be required by GAAP with respect thereto shall have been made on Borrower’s books; and (h) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Loan Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 7.2 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $25,000 in the aggregate at any time outstanding; (e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Lender mortgagee title insurance policies; (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 7.8; (g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; and (h) other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $25,000 in the aggregate at any time outstanding.
“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of its business judgment.
“Permitted Indebtedness” shall mean: (i) Indebtedness under the Loan Documents, (ii) Capitalized Lease Obligations incurred after the Closing Date and secured only by the equipment being leased pursuant to such Capitalized Lease Obligations; (iii) Indebtedness incurred pursuant to purchase money Liens, provided that the aggregate amount thereof outstanding at any time shall not exceed $100,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial and loan covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses incurred in the ordinary course of business and paid on a timely basis; (vi) borrowings incurred in the ordinary course of business and not exceeding $25,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of the Lender’s rights and in form and substance satisfactory to Lender; (vii) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Indebtedness existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (viii) Indebtedness in the form of insurance premiums financed through the applicable insurance company; (ix) the Closing Date Subordinated Debt; (x) Indebtedness outstanding on the date of this Agreement and set forth on Schedule 7.2 (but not including any refinancings, extensions, increases or amendments to such Indebtedness other than extensions to the maturity thereof without any other change in terms); and (xi) any other Indebtedness that Lender may expressly consent to in writing prior to its incurrence, which consent shall be in the sole discretion of Lender. Notwithstanding the foregoing, Borrower shall incur no Indebtedness if the incurrence of such Indebtedness will, directly or indirectly, cause a Default or an Event of Default under this Agreement. Borrower shall not make prepayments on an existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA, or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the ordinary course of business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $100,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) Liens and encumbrances in favor of Lender under the Loan Documents; (g) Liens on Collateral, other than Collateral which is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 7.3; (h) any Lien on any Equipment securing Indebtedness permitted under subpart (iii) of the definition of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (i) the Closing Date Subordinated Liens to the extent the same remain subject to the applicable Subordination Agreement; (j) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title and other similar real estate Liens, in each case solely affecting real property, none of which, individually or collectively, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary thereof or (ii) materially or adversely affect the value of the real property; (k) leases, subleases, licenses or sublicenses of the assets or properties of any Borrower or Subsidiary, in each case entered into in the ordinary course of such Borrower or Subsidiary and not interfering in any material respect with the business of any Borrower or any Subsidiary thereof; (l) normal and customary set off rights against deposits of cash in depository accounts permitted hereunder in favor of banks at which a Borrower or any Subsidiary thereof maintains such depository accounts, which set off rights only secure the obligations of such Borrower or Subsidiary thereof to pay ordinary course fees and bank charges; (m) Liens consisting of precautionary filings of UCC financing statements filed with respect to operating leases permitted hereunder and any interest of title of a lessor under any operating lease permitted hereunder; and (n) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” shall mean any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority or any other entity of whatever nature.
“Pledge Agreement” shall mean, individually and collectively, that certain (i) Pledge Agreement dated as of the date hereof executed by Hooper Holmes in favor of Lender and (ii) Pledge Agreement dated as of the date hereof executed by Hooper Wellness in favor of Lender, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the greater of (a) 3.50% and (b) the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate; provided that Lender may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Prime Rate, and further provided, that in no event shall the Prime Rate be lower than such rate as in effect as of the Closing Date, and further provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.
“Receipt” shall have the meaning assigned in Section 13.5.
“Related Property” shall mean, with respect to each Account, the following: (i) all records of any nature evidencing or related to the Account, including contracts, invoices, charges slips, credit memoranda, notes and other instruments and other documents, books, records and other information (including, without limitation, computer data); (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the contract related to such Account or otherwise, including all rights of stoppage in transit, replevin, reclamation, supporting obligations and letter of credit rights (as such terms are defined in the Uniform Commercial Code), and all claims of lien filed or held by the Borrower on personal property; (iii) all rights to any goods whose sale gave rise to such Account, including returned or repossessed goods; (iv) all instruments, documents, chattel paper and general intangibles (each as defined in the Uniform Commercial Code) arising from, related to or evidencing such Account; (v) all UCC financing statements covering any collateral securing payment of such Account; (vi) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the contract related to such Account or otherwise; and (vii) all proceeds and amounts received or receivable arising from any of the foregoing.

“Required Permit” shall mean a permit (a) issued or required under applicable law to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under any laws applicable to the business of Borrower or any of its Subsidiaries or any Drug Application, and (b) issued by any Person from which Borrower or any of its Subsidiaries have received an accreditation.
“Revolving Facility Termination” shall mean any of the following:
(i)    A termination of the Revolving Facility by the Borrower under Section 11.1 hereof,
(ii)    any other voluntary or involuntary prepayment of the Revolving Facility and/or Obligations relating to the Revolving Facility by Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set-off or otherwise,
(iii)    Lender demands or Borrower is otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default,
(iv)    Lender terminates its obligations to make Advances hereunder upon the occurrence of an Event of Default, or
(v)    any payment reduction or reduction of the outstanding balance of the Revolving Loan and/or the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law.
“Revolving Loan” means the aggregate of the loans made pursuant to Section 2.1(a).
“Revolving Loan Commitment Amount” shall be $7,000,000 until such time as Lender activates an Additional Tranche pursuant to the terms and provisions of Section 2.1(a)(ii), in which case “Revolving Loan Commitment Amount” shall be, as of such date of such activation thereafter, $7,000,000 plus the amount of such Additional Tranche.
“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment Amount and (b) the Borrowing Base.
“Subordination Agreement” means each agreement, including the Closing Date Subordination Agreements, between Lender and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Indebtedness owing from any Borrower(s) and/or the Liens securing such Indebtedness granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Loan Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Lender in the exercise of its sole discretion.
“Subordinated Debt” means any Indebtedness, including the Closing Date Subordinated Debt, of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Lender, all of which documents must be in form and substance acceptable to Lender in its sole discretion.
“Subordinated Debt Documents” means any documents evidencing and/or securing Debt, including the Closing Date Subordinated Debt Documents, governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Lender in its sole discretion.
“Subsidiary” shall mean (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.
“TEG” shall mean TEG Enterprises, Inc., a Nebraska corporation.
“Termination Date” means the earlier to occur of (a) the Commitment Expiration Date, (b) any date on which Lender accelerates the maturity of the Loans pursuant to Article VIII, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 11.1.
“Termination Fee” shall mean (for the time period indicated) the amount equal to two percent (2%) of the principal amount of the Revolving Loan prepaid if the prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date. The Termination Fee is an “Obligation,” as that term is defined herein.
“UCC” and “Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“Unused Line Fee” shall have the meaning assigned to the term in Section 3.2.

1.3    Other Definitional and Interpretative Provisions
References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Unless otherwise specified herein, all amounts (including, for the avoidance of doubt, for purposes of calculating the Borrowing Base) shall be calculated in United States Dollars. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.
1.4    Time is of the Essence
Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Loan Documents.
II.    ADVANCES, PAYMENT AND INTEREST
2.1    Loan Advances
(a)    Revolving Facility
(i)    Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, and not more than once per each week unless agreed to by Lender and subject to the processing fees set forth in Section 2.4; provided that, notwithstanding any other provision of this Agreement (but subject to the provisions of this Section 2.1(a)), the aggregate amount of all Advances at any one time outstanding shall not exceed the Revolving Loan Limit. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance requested by Borrower shall be in an amount of at least $100,000. Subject to Availability and the provisions of this Agreement, Borrower may request Advances under the Revolving Facility from time to time as set forth in Section 2.4. Advances under the Revolving Facility automatically may, in the discretion of the Lender, be made for the payment of interest on the Revolving Facility and other Obligations on the date when due to the extent of Availability and as provided for herein.
(ii)    After the Closing Date and on or prior to the date that is two (2) years following the Closing Date, so long as no Default or Event of Default exists or would result therefrom and subject to the terms of this Agreement, the Revolving Loan Commitment Amount may be, in the Lender’s sole discretion, increased in increments of $500,000 upon the written request of Borrower to Lender to activate an Additional Tranche (which such request shall state the Additional Tranche amount and shall be made at least thirty (30) days prior to the proposed effective date of such Additional Tranche); provided, however, that Lender shall have no obligation to consent to any requested activation of an Additional Tranche. In the event Lender does not consent in writing to the activation of a requested Additional Tranche within thirty (30) days after receiving a written request from Borrower, then the Revolving Loan Commitment Amount shall not be increased. In the event that the Revolving Loan Commitment Amount is increased, Borrower shall pay to Lender a Facility Fee in an amount equal to two percent (2.0%) of the amount by which the Revolving Loan Commitment Amount is increased.
(iii)    Lender may in its sole and absolute discretion make one or more Advances in excess of Availability. The making of any Advance in excess of Availability shall not be deemed an acknowledgement that any additional such Advances will be made or may be required to be made; nor shall any such Advance be deemed to establish any course of conduct, waiver, or estoppel that would obligate Lender to make any further such Advances or prevent the Lender from treating the Borrower’s failure to repay such Advance(s) as a Default or an Event of Default. In the event outstanding Advances under the Revolving Facility exceed the Availability (whether because of an intentional Advance in excess of Availability or a reduction in the Borrowing Base or otherwise), Lender may charge an over-advance fee of 10% of the amount by which such outstanding Advances exceed the Availability. Such over-advance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such over-advance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such over-advance from being a Default or an Event of Default. The over-advance fee with respect to an Advance in excess of Availability shall be paid on the date such Advance is made and on the first Business Day of every second week thereafter if the amount outstanding hereunder remains in excess of the Availability at such time.
(iv)    Borrowers may from time to time repay all or part of the outstanding Advances under the Revolving Facility, with such repaid amounts eligible to be redrawn under the terms of this Agreement; provided, however, that Borrowers shall not repay and terminate the Revolving Loan in whole on any date on or prior to the first annual anniversary of the Closing Date; provided, further, that Borrowers shall not prepay the Revolving Loan in whole without providing Lender a Prepayment Notification at least forty-five (45) calendar days in advance of the terminating repayment.
(b)    Reserved
2.2    Evidence of Obligations; Date Due
(a)    Lender shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lender hereunder or under any other Loan Document, and all payments thereon made by or on behalf of each Borrower. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Lender’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Lender by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Loan Document. Lender shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but Lender shall have no liability if Lender shall fail to provide any such statement). Unless any Borrower notifies Lender of any objection to any such statement (specifically describing the basis for such objection) within sixty (60) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
(b)    All amounts outstanding hereunder and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date.
2.3    Interest on Revolving Loan
Interest shall accrue on the principal amount of the Revolving Facility outstanding from time to time hereunder at a rate per annum equal to the Prime Rate plus the Applicable Margin calculated on the basis of a 360-day year and adjusted for the actual number of calendar days elapsed in each interest calculation period. Interest shall be payable by Borrower monthly in arrears but in no event later than the first Business Day of each calendar month, commencing June 1, 2016.

Interest payments may, at the discretion of the Lender, be made (i) by application of funds in the Concentration Account as set forth in Section 2.5, (ii) by an Advance on the Revolving Facility, as set forth in Section 2.1, without any further action by Borrower, or (iii) directly by Borrower. Interest shall continue until the irrevocable payment in full in cash of the Obligations. Any accrued but unpaid interest shall be added to the Obligations and increase the principal amount outstanding hereunder on the first Business Day of each month.
2.4    Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate
So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least one but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender in its Permitted Discretion, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, and (ii) specify the principal amount of such requested Advance, (iii) certify the matters specified therein. In the event that Borrower does not request an Advance during any two consecutive calendar weeks, Borrower shall, on the last Business Day of the second such week (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, deliver to Lender a Borrowing Certificate which shall (i) certify the matters specified therein, and (ii) be accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower authorizes Lender to disburse the proceeds of the requested Advance to the Borrower’s account(s) as set forth on Schedule 2.4 (or to such other account as to which the Borrower shall expressly instruct Lender in writing), for credit by the recipient of such proceeds to the Borrower, via Federal funds wire transfer no later than 4:00 p.m. (New York City time); provided, however, if any amounts are then due to Lender on account of any interest, fees or expense reimbursements due under the Loan Documents at the time such Advance is requested, Lender is authorized (but not required) to reduce the proceeds to Borrower with respect to such Advance by the amount of such interest, fees or expense reimbursements and to retain such amounts as payment of such interest, fees or expense reimbursements. Lender shall charge a processing fee of $150.00 for the first Advance each calendar week and $450.00 for each additional Advance during such calendar week.
2.5    Collections; Repayment; Borrowing Availability and Lockbox
Prior to the consummation of the transactions contemplated by this Agreement, the Borrower shall establish and maintain at the Borrower’s expense an account (the “Lockbox Account”) with a depository institution satisfactory to the Lender into which all collections in respect of all Eligible

Receivables shall be deposited, pursuant to one or more agreements acceptable to Lender in its sole discretion (collectively, the “Lockbox Agreement”). (The depository institution(s) in which the Lockbox Account is maintained are referred to as the “Lockbox Bank”.) The Borrower agrees not to terminate the Lockbox Account. The Lockbox Agreement shall instruct the Lockbox Bank to immediately transfer all funds paid into the Lockbox Accounts into a depository account or accounts owned and maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to the Lockbox Bank from time to time (the “Concentration Account”). The Borrower agrees not to revoke such instructions and the Borrower hereby agrees not to change or direct the custodian thereof to modify such sweep order or to provide any other or additional instructions to the custodian thereof.
To the extent that any Account collections of Borrower or any other cash payments received by Borrower are not sent directly to the Lockbox Account but are received by Borrower or any of its Affiliates, such collections and proceeds shall be held in trust for the benefit of the Lender and immediately remitted (and in any event within one (1) Business Day), in the form received (or, with respect to cash, by check or wire transfer), to the Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder under any other Loan Document, under applicable law or equity, upon each and every failure by Borrower or any of its Affiliates to cause collections with respect to Eligible Receivables or any other payments to Borrower with respect to the Collateral to be deposited into the Lockbox Account as set forth in this Section 2.5, Lender shall be entitled to assess Borrower with a non-compliance fee in an amount equal to ten percent (10%) of the amount of such collections or other payments; provided that such non-compliance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such non-compliance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-compliance to be a Default or an Event of Default. For purposes of determining Availability, all funds transferred to the Concentration Account in accordance with this Section shall be applied in accordance with the foregoing sentence as of the date of the transfer. For purposes of calculating interest, all funds transferred to the Concentration Account in accordance with this Section shall be subject to a four (4) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of the Lender. All funds transferred to the Concentration Account for application to the Obligations shall be applied to reduce the Obligations hereunder in the following order of priority: (i) payment of any fees and expense reimbursements due to Lender under the Loan Documents, (ii) any other Obligations of Borrower not included in items (iii) and (iv) below, (iii) to any interest then due and owing hereunder, and (iv) to the principal amount outstanding hereunder. If as the result of collections of Accounts and/or any other cash payments received by Borrower pursuant to this Section 2.5 there is a positive balance in favor of

Borrower in the Concentration Account, such positive balance shall not accrue interest in favor of Borrower, but shall be available to Borrower in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrower and its Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the account(s) and in the manner specified by Lender in its Permitted Discretion so long as any amounts are outstanding under the Revolving Facility.
2.6    Promise to Pay; Manner of Payment
Borrower promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupments, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Unless paid in accordance with Section 2.5, all payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or deduction for counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 4:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.
2.7    Repayment of Excess Advances
Subject to the following sentence, any balance of Advances under the Revolving Facility outstanding at any time in excess of the Revolving Loan Limit shall be immediately due and payable by Borrower upon demand (or, if such overadvance was created as a result of Lender’s adjustment of the advance rates for Availability or eligibility criteria, then within five (5) Business Days, unless such adjustment by Lender was the result of any misrepresentation or fraud of the Borrower, in which as there shall be no grace period and any such overadvance shall be immediately due and payable), whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6. Notwithstanding the foregoing, if Lender intentionally makes an Advance which is in excess of Availability, such Advance shall be repaid within five (5) Business Days of a demand for repayment or when it is otherwise required to be repaid pursuant to other Sections of this Agreement.

2.8    Payments by Lender
Should any amount required to be paid under any Loan Document remain unpaid after it is due and payable and after the expiration of any cure period, if applicable, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursements of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations and increase the principal amount of the Revolving Loans outstanding hereunder.
2.9    Grant of Security Interest; Collateral
(a)    To secure the payment and performance of the Obligations, and without limiting any grant of a Lien and security interest in any other Loan Document, the Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the personal property set forth on Schedule 2.9 attached hereto and made a part hereof.
(b)    Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in all Collateral which may be perfected by the filing of financing statements, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.
2.10    Collateral Administration
(a)    All Collateral (except funds required to be deposited in the Lockbox Accounts) will at all times be kept by Borrower at the locations (including warehouses) set forth on Schedule 5.18 hereto and shall not, without concurrent written notice to Lender, be moved therefrom and in any case shall not be moved outside the continental United States.
(b)    Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic basis as Lender may request. After the occurrence and during the continuance of an Event of Default, and upon Lender’s request, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of invoices and/or other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower’s written request.
(c)    Any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours upon reasonable prior notice to Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification.
(d)    Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrower that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys’ fees, to Borrower.
(e)    As and when determined by Lender in its Permitted Discretion, Lender shall have the right to perform the searches described in clauses (i) and (ii) below against Borrower and Guarantors (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), at Borrower’s reasonable expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business or assets or in which they are organized; and (ii) judgment and federal, state and local tax lien searches, in each jurisdiction searched under clause (i) above.
(f)    Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct each Account Debtor to make payments to the Lockbox Account as set forth in Section 2.5, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions of the Loan Documents.
(g)    As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 5.3) and Borrowers shall give notice to Lender promptly (but in any event not later than the delivery by Borrowers of the next Borrowing Certificate required pursuant to Section 2.4 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. No Person other than any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).
(h)    Borrowers will conduct a physical count of the Inventory at least twice per year and at such other times as Lender requests, and Borrowers shall provide to Lender a written accounting of such physical count in form and substance satisfactory to Lender. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Lender may require Borrowers to obtain and deliver to Lender appraisal reports in form and substance and from appraisers reasonably satisfactory to Lender stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries.
(i)    In addition to the foregoing, from time to time, Lender may require Borrowers to obtain and deliver to Lender appraisal reports, at the Borrower’s expense, in form and substance and from appraisers reasonably satisfactory to Lender stating the then current Orderly Liquidation Values, as required by the Lender, and fair market values of all or any portion of Inventory, Intellectual Property and furniture, fixtures and equipment owned by each Borrower or any Subsidiaries.
(j)    Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the ordinary course of business, made while no Default exists and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loans outstanding) without the prior written consent of Lender. Without limiting the generality of this Agreement or any other provisions of any of the Loan Documents relating to the rights of Lender after the occurrence and during the continuance of an Event of Default, Lender shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.
(k)    Without limiting the generality of Sections 2.10(g) and (j):
(A)    Borrowers shall deliver to Lender all tangible Chattel Paper and all Instruments and documents owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender. Borrowers shall provide Lender with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Lender identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Lender all security agreements securing any such Chattel Paper and securing any such Instruments. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Lender, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Lender created pursuant to this Agreement and the Security Documents.
(B)    Borrowers shall deliver to Lender all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender. Borrowers shall take any and all actions as may be necessary or desirable, or that Lender may request, from time to time, to cause Lender to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Lender.
(C)    Borrowers shall promptly advise Lender upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Lender such documents as Lender shall request to perfect, preserve or protect the Liens, rights and remedies of Lender with respect to any such commercial tort claim.
(D)    Except for Accounts and Inventory in an aggregate amount of $25,000 and Inventory or other Collateral in transit, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Lender and the receipt by Lender, if Lender has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Lender prior to the commencement of such possession or control. Borrower has notified Lender that Inventory is currently located at the locations set forth on Schedule 5.18. Borrowers shall, upon the request of Lender, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Lender created pursuant to this Agreement and the Loan Documents, instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Lender’s benefit.
(E)    Borrowers shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Lender, Borrowers shall promptly deliver to Lender any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Lender to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Lender.
(F)    Each Borrower acknowledges that Lender is authorized to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Lender as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Loan Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Lender from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Lender to perfect, preserve or protect the Liens, rights and remedies of Lender with respect to the Collateral. Each Borrower also ratifies its authorization for Lender to have filed in any jurisdiction any initial UCC financing statements or amendments thereto if filed prior to the date hereof.
(G)    As of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Lender in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. If any Collateral at any time constitutes a claim against a Governmental Authority, upon the request of Lender, Borrowers shall take such steps as may be necessary or desirable, or that Lender may request, to comply with any such applicable Law.
(H)    Borrowers shall furnish to Lender from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.

2.11    Power of Attorney
Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney-in-fact for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuance of an Event of Default, endorse the name of the Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on its Accounts; (ii) upon the occurrence and during the continuance of Event of Default, execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that it is obligated to give Lender under any of the Loan Documents; (iii) upon the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral including, without limitation, (a) demand, collect, receive for and give renewals, extensions, discharges and releases of any Account, (b) take possession of and liquidate any Account, (c) institute and prosecute legal and equitable proceedings to realize upon any Account, and (d) settle, compromise, compound or adjust claims in respect of any Account or any legal proceedings brought in respect thereof; (iv) upon the occurrence and during the continuance of an Event of Default, in the name of Borrower, notify the Post Office authorities to change the address for the delivery of mail addressed to Borrower to such address as Lender may designate (notwithstanding the foregoing, for the purposes of notice and service of process to or upon Borrower as set forth in this Agreement, Lender’s rights to change the address for the delivery of mail shall not give Lender the right to change the address for notice and service of process to or upon Borrower in this Agreement); (v) perfect Lender’s security interest or lien in any Collateral, (vi) engage, on behalf of Borrower, a third party to service and collect Borrower’s receivables, including billing and rebilling third party payors, and (vii) sign IRS Forms W-9 on behalf of Borrower reflecting Borrower’s address as the address of the Lockboxes established pursuant to Section 2.5 and deliver such Forms to third party payors on the Borrower’s Accounts. In addition, if Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the Lockbox Account. The appointment of Lender as attorney-in-fact for Borrower is coupled with an interest and is irrevocable.
2.12    Setoff Rights
During the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by Lender or any of Lender’s Affiliates for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations.
III.    FEES AND OTHER CHARGES
3.1    Facility Fee
On or before the Closing Date, Borrower shall pay to Lender two percent (2.0%) of the Revolving Loan Commitment Amount as a nonrefundable and fully earned closing fee. The fee payable pursuant to this Section 3.1 is herein referred to as the “Facility Fee”.
3.2    Unused Line Fee
Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to one-half of one percent (0.5%) per annum of the difference derived by subtracting (i) the greater of (x) the average daily outstanding balance under the Revolving Facility during the preceding month and (y) the Minimum Balance, from (ii) the Revolving Loan Commitment Amount. The Unused Line Fee shall be payable monthly in arrears but in no event later than the first Business Day of each successive calendar month (starting with June 1, 2016). Payment of the Unused Line Fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) directly by Borrower.
3.3    Collateral Management Fee
Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) for monitoring and servicing the Revolving Facility, equal to one-half of one percent (0.50%) per annum of the Revolving Loan Commitment Amount. The Collateral Management Fee shall be payable monthly in arrears but in no event later than the first Business Day of each successive calendar month (starting with June 1, 2016). Payment of the Collateral Management Fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) directly by Borrower. The final payment shall be prorated to the date of payment in full and shall be paid on that date as part of the Obligations.
3.4    Early Termination Fees/Prepayment Fees
(a)    Upon a Revolving Facility Termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations (other than indemnity obligations with respect to which no claim has been made) relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Documents), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Termination Fee. Notwithstanding any other provision of any Loan Document, no Termination Fee as described above shall be due and payable if (i) Borrower refinances the Obligations with Lender (which, for purposes hereof, shall include Lender, and any of its parents, subsidiaries or Affiliates), (ii) this Agreement terminates in accordance with its terms at the end of its Term, or (iii) Borrower terminates this Agreement within 10 days after Borrower provides written notice to Lender of a default by Lender hereunder, and such default by Lender remains uncured as of the date of such termination.
(b)    Borrower may, in accordance with Section 2.1(a)(iv), prepay the Revolving Loan, in whole or in part, provided that on the date of such prepayment, there shall be due and payable the Termination Fee due with respect to such prepayment (if any).
(c)    Notwithstanding anything to the contrary contained herein, Borrower shall not terminate this Agreement on or before the first anniversary of the Closing Date.
3.5    Computation of Fees; Lawful Limits
All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section shall control to the extent any other provision of any Loan Document is inconsistent herewith.
3.6    Default Rate of Interest
Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 3.00%

per annum (the “Default Rate”). Such increase shall be in addition to any other specific charges provided for herein for noncompliance with specific provisions of this Agreement.
3.7    Minimum Balance
If at any time the outstanding balance of the Revolving Loans is less than the lesser of (i) $2,500,000 or (ii) Availability (during each such period such minimum amount being referred to as the “Minimum Balance”), Borrowers shall pay interest at a rate per annum equal to the Prime Rate plus the Applicable Margin times the Minimum Balance in effect at such time until such time at the outstanding balance on the Revolving Loans exceeds the Minimum Balance (the “Minimum Use Fee”).
3.8    Acknowledgement of Joint and Several Liability
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.8), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of Borrower without preference or distinction among them and that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and be binding upon each Borrower.
(c)    If and to the extent that Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.
(d)    The Obligations of Borrower under the provisions of this Section 3.8 constitute the full recourse Obligations of Borrower enforceable against Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.
(e)    Except as otherwise expressly provided herein, Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all Advances under the Revolving Facility, notice of occurrence of any

Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the Loan Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender or under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and other Loan Documents. Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrower and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by Lender in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, of Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of Borrower, or otherwise operate as a release or discharge of Borrower, all of which may be done without notice to Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to Lender’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason either Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from Borrower by reason of any insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on each other Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, Borrower assents to any other action or delay in acting or failure to act on the part of Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 3.8, afford grounds for terminating, discharging or relieving Borrower, in whole or in part, from any of its obligations under this Section 3.8, it being the intention of Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of

Borrower under Section 3.8 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of Borrower under this Section 3.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, amalgamation, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Lender. The joint and several liability of Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of Borrower or the Lender. Borrower acknowledges and confirms that it has established its own adequate means of obtaining from each other Borrower on a continuing basis all information desired by Borrower concerning the financial condition of each other Borrower and that Borrower will look to each other Borrower and not to Lender for Borrower to keep adequately informed of changes in each of the other Borrower’s respective financial conditions.
(f)    Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon property of the Borrower. Lender may foreclose under all or any portion of one or more said Liens by means of judicial or nonjudicial sale or sales. Borrower agrees that Lender may exercise whatever rights and remedies it may have in respect to said security, all without affecting the liability of Borrower hereunder, except to the extent Lender realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lender’s right to proceed in any other form of action or against Borrower or any other Borrower or other person, or diminish the liability of Borrower, or affect the right of Lender to proceed against Borrower for any deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon Borrower’s rights of subrogation, reimbursement or indemnity, if any, against any other Borrower or any other person.
(g)    The provisions of this Section 3.8 are made for the benefit of the Lender and its permitted successors and assigns, and may be enforced by it from time to time against any or all of the Borrower as often as occasion may arise without requirement on the part of Lender or such successor or assign first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.8 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 3.8 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Borrower hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been indefeasibly satisfied. Any claim which Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to Borrower, its debts, or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i)    Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by Borrower to Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by Borrower as trustee for Lender and be paid over to Lender to be applied to repay the Obligations.
IV.    CONDITIONS PRECEDENT
4.1    Conditions to Closing and Advances
The obligations of Lender to consummate the transactions contemplated herein and to make any Advance under the Revolving Facility are subject to the satisfaction (or waiver), in the sole judgment of Lender, of the following:
(a)    Borrower shall have delivered to Lender:
(i)    the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and any other parties thereto;
(ii)    A Closing Certificate certifying to the organizational documents of Borrower, the good standing or existence of Borrower in its jurisdiction of organization, the adoption of resolutions approving the Loans and the incumbency of its authorized officers;

(iii)    a Borrowing Certificate in the form of Exhibit A executed by an authorized officer of Borrower,
(b)    [Reserved;]
(c)    Legal counsel to Borrower shall have delivered to Lender a written legal opinion, in form and substance satisfactory to Lender and its counsel;
(d)    Borrower shall have delivered to Lender all applicable Landlord Waivers and Consents, warehouseman letters, bailee letters and mortgagee letters;
(e)    Borrower shall have executed and delivered to Lender an IRS Form 8821 in form acceptable to Lender naming Tax Guard as appointee;
(f)    Lender shall have received (i) copies of all insurance policies required by Section 6.5, (ii) a copy of the declarations page for such insurance policies, and (iii) certificates of insurance and applicable endorsements confirming that the Lender has been named as sole beneficiary, lender’s loss payable or additional insured, as appropriate;
(g)    Borrower shall have provided Lender with all information (including, including without limitation, user identifications and passwords) necessary for Lender to have on-line access to view all information regarding all of Borrower’s bank accounts;
(h)    Borrower shall have provided evidence satisfactory to Lender of Borrower’s compliance with the requirements of Section 6.14 (relating to tracking of payroll tax payments);
(i)    Lender shall have received each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Documents or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral, including, without limitation, deposit account control agreements with respect to all of Borrower’s deposit accounts;
(j)    Lender shall have received, in form and substance satisfactory to Lender, (i) payoff letters for all existing indebtedness secured by the Collateral, (ii) evidence of the repayment in full of all existing indebtedness secured by the Collateral and termination of any and all Liens, security interests and Uniform Commercial Code financing statements relating thereto, or (iii) in the sole discretion of Lender, such existing indebtedness is (A) expressly subordinated to the Obligations of Borrower hereunder pursuant to a Subordination Agreement acceptable in form and substance to Lender, (B) matures subsequent to the Commitment Expiry Date, (C) does not require any payment other than interest during the Term, and (D) will receive no payments following an Event of Default under this Agreement;

(k)    Borrower shall have established Lockbox Accounts and Lender shall have received Lockbox Agreements, all in accordance with Section 2.5;
(l)    Lender shall have:
(i)    completed its examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all material respects, with all applicable federal, state, foreign and local laws, statutes and regulations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could reasonably be expected to result in any Material Adverse Effect, and (iii) it has no liability (whether contingent or otherwise) that would reasonably be expected to have a Material Adverse Effect;
(ii)    completed its legal due diligence examinations of Borrower, the results of which shall be satisfactory in form and substance to Lender, as evidenced by Lender’s execution of the Loan Documents;
(iii)    completed a background check of the principals of Borrower and all Guarantors and the results of such background checks are satisfactory to Lender in its sole discretion;
(iv)    received a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to the Borrower and Guarantor in each jurisdiction determined by Lender in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens that will be terminated within five (5) Business Days after the Closing Date);
(v)    received all fees, charges and expenses payable to Lender on or prior to the date of the Advance pursuant to the Loan Documents;
(m)    All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory to Lender;
(n)    each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate in all material respects on and as of the date the Advance is requested as if made on and as of such date, before and after giving effect to such Advance; and no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(o)    (i) No default shall exist pursuant to any of Borrower’s obligations under any material contract and Borrower shall be in compliance with all applicable laws in all material respects, in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect, and (ii) Borrower has no accounts payable or taxes payable that have been outstanding for more than 90 days, or to the extent that such accounts payable or taxes payable exist, Borrower shall provide to Lender written evidence (satisfactory to Lender in its sole discretion) from such account creditors and/or taxing authorities of payment plans with respect thereto;
(p)    Immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the Revolving Loan Limit;
(q)    The initial Borrowing Certificate dated the Closing Date evidencing Borrower’s Availability under the Borrowing Base as of the Closing Date which shall continue for a period of five (5) Business Days following the Closing Date, including cash on hand, shall indicate a Borrowing Base Excess in an amount not less than $1,000,000 after giving effect to the initial Revolving Loan, payment of all expenses, other fees and disbursements and the Facility Fee and all other current liabilities as of the Closing Date;
(r)    No event has occurred which has had or would reasonably be expected to have a Material Adverse Effect; and
(s)    Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.
4.2    Post-Closing Requirements
The obligation of Lender to make any Advance under the Revolving Facility is subject to the Borrower taking, in the sole judgment of Lender and in form and substance satisfactory to Lender, the actions identified below by the dates indicated.
(a)    No later than five (5) Business Days following the Closing Date, Borrowers shall deliver to Lender fully executed copies of each of the following:
(i)    a deposit account control agreement with respect to each of the deposit accounts numbered 4229994850 and 4229994868 which accounts are maintained with Wells Fargo Bank, National Association; and
(ii)    a deposit account control agreement with respect to the deposit account numbered 126098928 which account is maintained with Central Bank of the Midwest;

(b)    No later than thirty (30) calendar days following the Closing Date, Borrowers shall deliver to Lender evidence of the dissolution of each of Mid-America and TEG;
(c)    No later than sixty (60) calendar days following the Closing Date, Borrower shall provide to Lender (i) a specific endorsement to Borrower’s liability insurance policy naming Lender as additional insured thereunder and (ii) a specific endorsement to Borrower’s property insurance policy naming Lender as lender’s loss payable thereunder; and
(d)    No later than three hundred sixty-five (365) calendar days following the Closing Date, Borrower shall deliver to Lender evidence that (i) all the conditions for the approval of the settlement set forth in that certain Memorandum of Understanding dated as of the date hereof by and between Antonio Ornelas and Betty Oswald, as the plaintiff, and Hooper Holmes, Inc., including all parents, subsidiaries, predecessors, successors, assigns, and related entities, collectively as the defendant, shall have been satisfied, including without limitation the execution of a settlement agreement between the parties thereto, and (ii) Borrower has obtained from the applicable court a Final Order and Judgment in connection with Ornelas, et al. v. Hooper Holmes, et al., District of New Jersey, Case Number 3:12-cv-03106-JAP-DEA.
V.    REPRESENTATIONS AND WARRANTIES
In order to induce Lender to enter into this Agreement and to advance funds to Borrower, Borrower represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:
5.1    Organization and Authority
Each Credit Party is an entity of the type specified on Schedule 5.1, is duly organized, validly existing and in good standing or existence under the laws of the jurisdiction specified on Schedule 5.1 and no other jurisdiction. Each Credit Party (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be expected to have a Material Adverse Effect, and (iii) has requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party and all amendments thereto, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Credit Party controlled by or a subsidiary of such an “investment company.”

5.2    Loan Documents
The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, including the grants of Liens and security interests in the Collateral, (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained. When executed and delivered, each of the Loan Documents to which each Credit Party is a party will constitute the legal, valid and binding obligation of the respective Credit Party, enforceable against such Credit Party in accordance with its terms except as the same may be limited by insolvency, bankruptcy or other laws of general application affecting the enforcement of creditors’ rights and by general equitable principles.
5.3    Subsidiaries, Capitalization and Ownership Interests
As of the date of this Agreement, each Credit Party has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3, each of which is a Credit Party (other than Mid-America and TEG). Schedule 5.3 also states the authorized and issued capitalization of each Credit Party and each subsidiary, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners of Borrower (other than Hooper Holmes) (including options, warrants and other rights to acquire any of the foregoing of Borrower). The ownership interests of each Credit Party other than Hooper Holmes are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all of the equity securities and/or ownership, voting or membership interests it is listed as owning free and clear of any Liens other than Liens created by the Loan Documents. Except as listed on Schedule 5.3, no Credit Party owns an interest in or participates or engages in any joint venture, partnership or similar arrangements with any Persons.
5.4    Properties
Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrower. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.
5.5    Other Agreements
No Credit Party is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both; would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee to a third party (other than Affiliates) with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.
5.6    Litigation
Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to any Credit Party’s Knowledge, threatened against a Credit Party that (i) could reasonably be expected to affect the validity of any of the Loan Documents or the right of a Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby or (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect. No Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation initiated by any Credit Party currently pending.
5.7    Labor Matters
As of the Closing Date, there are no strikes, slowdowns, work stoppages, lockouts, grievances, other collective bargaining or labor related disputes pending or, to any Borrower’s Knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. No Credit Party is engaged in unfair labor practice, and there is no unfair labor practice, complaint or complaint of employment discrimination pending against any Credit Party or threatened against any Credit Party. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. Except as set forth on Schedule 5.7, each Credit Party and each of its predecessors and Affiliates has complied and is in compliance with all Laws pertaining to any terms or conditions of employment, including Laws governing or regarding employment standards, labor relations, application and employee background checking, immigration, the payment of wages or other compensation, including overtime compensation, employee leave, employee benefits, the classification of workers as employees and independent contractors, employment discrimination and harassment and retaliation, pay equity, occupational safety and health, workers’ compensation, and any and all other Laws governing or pertaining to the terms and conditions of employment. The provisions of any collective agreement are consistent with applicable industry standards respecting wage rates, benefits and working rules. The Borrower is not in breach of any provision of any collective agreement that it is a party to. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
5.8    Compliance with Environmental Requirements; No Hazardous Substances
Except in each case as set forth on Schedule 5.8:
(a)    no investigation, proceeding, directive, notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s Knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances, or (iv) release of Hazardous Substances;
(b)    no property now owned or leased by any Credit Party and, to the Knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to such Borrower’s Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the Knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA;
(c)    each Credit Party and its business, operations, assets, equipment, property, leaseholds and other facilities is in compliance in all material respects with all Environmental Laws, specifically including all Environmental Laws concerning the storage and handling of Hazardous Substances; and
(d)    there has been no material emission, spill, release, or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Substances at or from any of the real property listed on Schedule 5.4.
For purposes of this Section 5.8, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.
5.9    Tax Returns, Governmental Reports
Each Credit Party (i) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by such Credit Party, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable.
5.10    Financial Statements and Reports
All financial information and statements relating to any Credit Party that have been or may hereafter be delivered to Lender by any Credit Party are accurate and complete in all material respects as of such date of delivery and have been prepared in accordance with GAAP, except as may be disclosed in such financial statements, consistently applied with prior periods. No Credit Party has any material obligations or liabilities of a kind required to be disclosed under GAAP that are not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or, to Borrower’s Knowledge, any other event or condition that would reasonably be expected to have a Material Adverse Effect.
5.11    Compliance with Law
Borrower (i) is in substantial compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower’s business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has (a) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no such funding requirements have been postponed or delayed, (c) any Knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 26153 has not been waived. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
5.12    Intellectual Property
Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit

Party. All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 5.12. Such Schedule 5.12 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability to such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license. Except as indicated on Schedule 5.12, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Borrower’s interest in such license or agreement or other property. To such Borrower’s Knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.
5.13    Licenses and Permits
Each Credit Party is in substantial compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, Default or Event of Default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect.
5.14    Disclosure
No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, when taken as a whole contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading in light of current circumstances. All financial projections delivered to Lender by any Credit Party (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that no Credit Party can give any assurance that such projections will be attained.
5.15    Existing Indebtedness; Investments, Guarantees and Certain Contracts
Except as permitted by the Loan Documents, Borrower (i) has no outstanding Indebtedness other than Permitted Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person other than in connection with a Permitted Lien, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with its outstanding Indebtedness and the items permitted by the Loan Documents and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.
5.16    Agreements with Affiliates
Except as set forth on Schedule 5.16, there are no existing or proposed material agreements, arrangements, understandings or transactions between any Credit Party and any of its officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families.

5.17    Insurance
Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as in force on the date of this Agreement are listed and described on Schedule 5.17.
5.18    Names, Location of Offices, Records and Collateral
During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18. Borrower is the sole owner of all of its names listed on Schedule 5.18, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18. Schedule 5.18 also identifies all of the addresses (including warehouses) at which any of the Collateral is located or books and records of Borrowers regarding any Collateral are kept and identifying which Collateral and which books and records are kept at each location, the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location. No Collateral and no books and records in connection therewith or in any way relating thereto or that evidence the Collateral are located at any other location. All of the Collateral is and shall remain located only in the continental United States.
5.19    Material Contracts
Except for the Organizational Documents and the other agreements set forth on Schedule 5.19 (collectively with the Organizational Documents, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a) through (f) requiring payment of more than $25,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 5.19 sets forth, with respect to each real estate lease agreement to which any Borrower is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
5.20    Non-Subordination
The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.
5.21    Interest Rate
The rate of interest paid under this Agreement and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents, or any of the Loan Documents.
5.22    Reliance on Representations; Survival
Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility. No investigation or inquiry made by or on behalf of Lender nor knowledge by Lender which is in any fashion inconsistent with the representations and warranties contained herein, shall in any way (i) affect or lessen the representations and warranties made and entered into by the Borrower hereunder, or (ii) reduce or in any way affect Lender’s rights with respect to a breach of such representations and warranties.
5.23    HIPAA Compliant
Borrowers are HIPAA Compliant.
5.24    Products and Services
Schedule 5.24 (as updated from time to time in accordance with Section 6.1(i) hereof) accurately and completely lists all Products, Services, and all Required Permits in relation thereto, and Borrower has delivered to Agent a copy of all Required Permits as of the date hereof.

(a)    With respect to any Product or Service being tested, manufactured, marketed, sold, and/or delivered by Credit Parties, the applicable Credit Party has received (or the applicable,

authorized third parties have received), and such Product or Service is the subject of, all Required Permits needed in connection with the testing, manufacture, marketing, sale, and/or delivery of such Product or Service by or on behalf of Credit Parties as currently conducted. No Credit Party has received any notice from any applicable Governmental Authority, specifically including the FDA and/or CMS, that such Governmental Authority is conducting an investigation or review (other than a normal routine scheduled inspection) of any Credit Party’s (x) manufacturing facilities, laboratory facilities, the processes for such Product, or any related sales or marketing activities and/or the Required Permits related to such Product, and (y) laboratory facilities, the processes for such Services, or any related sales or marketing activities and/or the Required Permits related to such Services. There are no material deficiencies or violations of applicable laws in relation to the manufacturing, processes, sales, marketing, or delivery of such Product or Services and/or the Required Permits related to such Product or Services, no Required Permit has been revoked or withdrawn, nor, to the best of Borrower’s knowledge, has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, sales and/or marketing of such Product or Services by or on behalf of Credit Parties should cease or be withdrawn from the marketplace, as applicable.
(b)    Except as set forth on Schedule 5.24, (A) there have been no adverse clinical test results in respect of any Product since the date on which the applicable Credit Party acquired rights to such Product, and (B) there have been no product recalls or voluntary product withdrawals from any market in respect of any Product since the date on which the applicable Credit Party acquired rights to such Product.
(c)    No Credit Party has experienced any significant failures in its manufacturing of any Product which caused any reduction in Products sold.
VI.    AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:
6.1    Financial Statements, Reports and Other Information
(a)    Financial Reports. Borrower shall furnish to Lender (i) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Borrower, annual consolidated and consolidating financial statements of Borrower, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, compiled by an accounting firm reasonably acceptable to Lender, and, if Borrower’s annual revenues exceed $50,000,000, such financial statements shall be audited and certified without qualification by an independent certified public accounting firm reasonably acceptable to Lender and accompanied by related management letters, if available; provided that Borrower shall furnish to Lender as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower, preliminary unaudited consolidated and consolidating financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of such fiscal year, and (ii) within thirty (30) calendar days after the end of each calendar month, unaudited consolidated and consolidating financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a compliance certificate of its chief executive officer or chief financial officer in the form set forth in Exhibit B showing compliance with all financial and loan covenants set forth in Annex I (a “Compliance Certificate”). In addition to the above financial reports, Borrower shall furnish to Lender as soon as available and in any event within ten (10) calendar days after the end of each calendar month, statements from Borrower’s bank showing all account activity for the preceding calendar month. Notwithstanding any other provision of this Agreement, in the event any of the financial statements or other financial reports due by Borrower under this Section 6.1(a) are not timely delivered to Lender, Borrower shall pay Lender a late fee equal to $250 per day until such statements or reports are delivered to Lender. Such late fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such late fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-timely delivery to be a Default or an Event of Default.
(b)    Accounts Payable and Accounts Receivable Aging Schedules. Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the end of each calendar month, detailed accounts payable and accounts receivable aging schedules as of the end of such month, in a form satisfactory to Lender.
(c)    Forms 941. Within thirty (30) calendar days following the end of each calendar quarter, Borrower shall furnish Lender with a copy of the IRS Form 941 required to be filed by Borrower with respect to the quarter then ended.
(d)    Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within fifteen (15) calendar days after the preparation or issuance thereof or at such other time as set forth below:

(i)    Shareholder Communications. Any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time;
(ii)    Insurance Renewals. Prior to the expiration date of each of the insurance policies required to be maintained pursuant to Section 6.5, proof of the renewal of each such insurance policy together with copies of the declarations page for each such renewed policy.
(iii)    Accountants Communications. Promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants;
(iv)    Bank Statements. Copies of monthly bank statements for each bank account maintained by Borrower as soon as available, and in any event within ten (10) calendar days after the end of each calendar month; and
(v)    Documents Requested by Lender. Such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time, including, but not limited to, periodic receivable and payable aging reports, payroll tax information, dilution analyses, origination reports, default/charge off reports and copies of any Material Contracts and/or any amendments thereto.
(e)    Notices. Borrower shall promptly, and in any event within five (5) Business Days after any Credit Party or any officer of any Credit Party obtains knowledge thereof, notify Lender in writing of (i) any pending litigation, suit, investigation, arbitration, formal dispute resolution proceeding or administrative proceeding brought against or initiated by any Credit Party or otherwise affecting or involving or relating to any Credit Party or any of its property or assets to the extent (A) the amount in controversy exceeds Ten Thousand Dollars ($10,000), or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of an Account to the effect that such payor has one or more claim against any Credit Party involving aggregate amounts in excess of Ten Thousand Dollars ($10,000), (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including without limitation, claims or disputes in the amount of Ten Thousand Dollars ($10,000) or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability outside the ordinary course of business, (viii) termination of any executive manager of any facility owned, operated or leased by any Credit Party, and/or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.
(f)    Consents. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion (as communicated to Borrower by written notice) for the protection of its Collateral and that are reasonably satisfactory to Lender with respect to the Loan Documents and the transactions contemplated thereby or any of the Collateral, including, without limitation, Landlord Waivers and Consents with respect to leases entered into after the Closing Date.
(g)    Operating Budget. Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter by the preceding December 31 of such fiscal year, consolidated and consolidating month by month projected operating budgets, annual projections, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month), in each case prepared in accordance with GAAP consistently applied with prior periods.
(h)    Tax Returns and Reports. Borrower shall furnish Lender with copies of the annual federal and state income tax returns of Borrower within seven (7) calendar days of filing.
(i)    Product Report. Borrower shall provide to Lender quarterly updated Schedule 5.24 setting forth any changes to the disclosures set forth in such schedule as most recently provided to Lender or, as applicable, a written statement of Borrower’s management stating that there have been no changes to such disclosures as most recently provided to Lender.
6.2    Payment of Obligations
Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Borrower shall make full and timely payment in cash of the principal of and interest on the Loans, Advances and all other Obligations when due and payable.
6.3    Conduct of Business and Maintenance of Existence and Assets
Borrower shall (i) engage principally in the same or similar lines of business substantially as heretofore conducted, (ii) collect its Accounts in the ordinary course of business, (iii) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (iv) from time to time make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (v) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing or existence in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vi) remain in good standing or existence and maintain operations in all jurisdictions necessary due to the ownership or lease of property or the nature of its business. If all or any part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Lender agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
6.4    Compliance with Legal, Tax and Other Obligations
Borrower shall (i) substantially comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, as and when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established; provided, however, all payroll taxes payable in connection with each payroll shall be paid or funds shall set aside in a reserve in an amount adequate to pay all such payroll taxes contemporaneously with the payment of such payroll, and (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, except where the failure to comply with any of the foregoing provisions of this Section 6.4 would reasonably be expected not to have a Material Adverse Effect.

6.5    Insurance
(a)    Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, medical malpractice and professional liability insurance, as applicable; (ii) maintain business interruption insurance, (iii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iv) maintain insurance under all applicable workers’ compensation laws. All of the insurance policies referenced above shall be (x) satisfactory in form and substance to Lender in its Permitted Discretion and (y) placed with insurers having an A.M. Best policyholder rating acceptable to Lender in its Permitted Discretion. Borrower agrees that it shall not alter, amend, modify or cancel its insurance policies without thirty (30) Business Days prior written notice to Lender unless such alteration, amendment, modification or cancellation, shall be in compliance with the requirements set forth above. The insurance policies referenced in clauses (i) and (ii) shall name Lender as lender’s loss payable thereunder. The insurance policies referenced in clause (iii) shall name Lender as an additional insured thereunder.
(b)    In the event any Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrowers’ expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Lender may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that such Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.
6.6    True Books
Borrower shall (i) keep true, complete and accurate books of record and accounts in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.
6.7    Inspection; Period Audits
Borrower shall permit the representatives of Lender, from time to time during normal business hours, at the expense of Borrower (but not more than three times in any calendar year), upon reasonable notice (provided that upon the occurrence and during the continuance of an Event of Default, there shall be no restrictions on the number of times that Lender may perform the activities described in this Section 6.7 at the expense of Borrower nor shall Lender be required to give prior notice to Borrower), to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of Borrower’s books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with Borrower’s officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). At the completion of the audit, Borrower shall pay Lender an audit fee of $1,100 per auditor per day and Borrower shall reimburse Lender for all audit-related out-of-pocket expenses (up to a maximum of $25,000 per calendar year if Borrower is not in Default hereunder).
6.8    Further Assurances; Post Closing
At Borrower’s cost and expense, Borrower shall (i) within five (5) Business Days after Lender’s reasonable request, take such further actions, and duly execute and deliver such further agreements, assignments, instructions or documents and do such further acts and things as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the Loan Documents, and (ii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Documents or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person, including without limitation a Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization. Without limiting the generality of the foregoing, (x) Borrowers shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Lender a duly completed and executed supplement to the applicable Credit Party’s Intellectual Property Security Agreement as required thereunder, and (y) at the request of Lender, following the disclosure by Borrowers on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual

Property owned by another Person, Borrowers shall execute any documents requested by Lender to establish, create, preserve, protect and perfect a first priority lien in favor of Lender, to the extent legally possible, in such Borrower’s rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Lender of a Lien on such Borrower’s rights as licensee under such license.
6.9    Lien Terminations
If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.
6.10    Use of Proceeds
Borrowers shall use the proceeds of Revolving Loans solely (a) to repay existing indebtedness of Borrowers, (b) for transaction fees incurred in connection with the Loan Documents, and (c) for working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used (a) for family, personal, agricultural or household use or (b) by Mid-America or TEG.
6.11    Collateral Documents; Security Interest in Collateral
Borrower hereby authorizes Lender to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto, without the signature of Borrower and hereby ratifies, confirms and consents to any such filings made by Lender prior to the date hereof. In addition to the UCC financing statements references in Section 2.10(k)(F), Borrower hereby agrees to execute any additional documents or financing statements which Lender deems necessary in its reasonable discretion in order to evidence Lender’s security interest in the Collateral. Borrower shall not allow any financing statement (other than that filed by or on behalf of Lender and other than Permitted Liens) to be on file in any public office covering any Collateral or the proceeds thereof. Pursuant to Section 2.11, Lender has full power of attorney to execute, deliver, file, register and/or record in the name of Borrower and financing statements, schedules, assignments, instruments, and documents necessary to perfect Lender’s security interest in or lien on any Collateral. If necessary or advisable beyond that power of attorney, and at the reasonable request of Lender upon reasonable notice, Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or deliver of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing) and (ii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations and increase the principal amount outstanding hereunder.
6.12    Reserved
6.13    Taxes and Other Charges
All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any applicable law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive (whether or not having the force of law) from any Governmental Authority (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or facility fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.13 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.13 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. For purposes of this Section, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in any applicable Law”, regardless of the date enacted, adopted or issued.
6.14    Payroll Agent
The Borrower shall at all times either (a) retain and use a payroll agent for purposes of processing, managing and paying Borrower’s payroll, including all payroll tax payments required to be made under applicable tax laws and regulations, or (b) be enrolled in the Electronic Federal Payment Tax Service on line at www.efpts.com and provide such information and authorizations to Lender as may be required for Lender to monitor payment of periodic payroll taxes or (c) utilize a professional employer service organization to lease employees provided that such organization provides to Borrower adequate insurance against the failure of such organization to make required tax payments with respect to the leased employees. If the Borrower uses a payroll agent, the payroll agent shall be a third party, independent of the Borrower, reasonably acceptable to Lender. The Borrower shall instruct the payroll agent to provide such reports directly to Lender as Lender may request from time to time reflecting payment of applicable payroll taxes and, in any event, such payroll agent shall deliver to Lender within ten (10) calendar days after the end of each calendar month a report of Borrower’s payroll taxes for the immediately preceding calendar month and evidence of payment thereof.
6.15    Hazardous Substances
(a)    If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Substances.
(b)    Borrowers will provide Lender within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Lender that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Substances or Hazardous Substances Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Lender’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Substances or Hazardous Substances Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.
6.16    HIPAA Compliant
Borrower will at all times be HIPAA Compliant.
VII.    NEGATIVE COVENANTS
The Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:
7.1    Financial and Loan Covenants
Borrower shall not violate the financial and loan covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.
7.2    No Debt other than Permitted Indebtedness
No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.
7.3    No Liens other than Permitted Liens
Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the Permitted Liens.
7.4    Investments, New Facilities or Collateral; Subsidiaries
Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture whether by merger, consolidation, outright purchase or otherwise, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) deposits to landlords and (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.18 unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than such Subsidiaries existing at Closing.
7.5    Prohibited Payments
Borrower shall not (i) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock); (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement or any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its equity securities from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, (iv) make any payment with respect to any loan or other indebtedness from any Affiliate; (v) make any payment of any management, or related or similar fee to any Person or with respect to any facility owned, operated or leased by Borrower if such payment directly or indirectly causes the Borrower to be in default of any of the financial or loan covenants set forth in Annex I or (vi) declare, pay or make any dividend or make any other payment or distribution, directly or indirectly (whether in cash, securities or other property) to Mid-America or TEG.
7.6    Transactions with Affiliates
Borrower shall not enter into or consummate any transactions of any kind with any of its Affiliates other than: (i) salary, bonus, employee stock option and other compensation to and employment arrangements with directors, officers or employees in the ordinary course of business, provided, that no payment of any bonus shall be permitted if an Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) payments permitted pursuant to Section 7.5, (iii) transactions with Lender or any Affiliate of Lender, and (iv) payments (other than those referenced in cause (i) above) permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates (A) both reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, (B) do not grant a security interest in the Collateral to any Affiliate of Borrower, and (C) contain payment obligations, if any, that are subordinate to the Obligations, provided, that notwithstanding the foregoing Borrower shall not enter into, consummate, or perform with respect to any transactions or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate other than Permitted Indebtedness and Permitted Contingent Obligations.
7.7    Charter Documents; Fiscal Year; Dissolution; Use of Proceeds
Borrower shall not (i) change its state of formation, or amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be materially adverse to Lender and, in any event, without the prior written consent of Lender, which consent shall not be unreasonably withheld, (ii) change its fiscal year, unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking to wind up, liquidate or dissolve or that would result in any of the foregoing, or (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.
7.8    Asset Sales
Borrower shall not, without the prior written approval of Lender, directly or indirectly sell, convey, transfer, assign, license, lease (that has the effect of a disposition) or otherwise dispose of (including, without limitation, any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person, in one transaction or a series of related transactions, any assets of the Borrower which constitute substantially all of an operating unit of the Borrower or any other assets (including without limitation Intellectual Property) of the Borrower outside of the ordinary course of business other than (i) the grant of licenses, sublicenses (including licenses and sublicenses of Intellectual Property), leases or subleases in the ordinary course of business, (ii) the abandonment of Intellectual Property rights or allowing of Intellectual Property rights to lapse, in each case, in the ordinary course of business and which are not collectively material to the conduct of the business of the Borrower, (iii) disposition or transfer of obsolete, worn-out or surplus inventory or equipment that is not material to the conduct of the Borrowers’ business in the ordinary course of business, (iv) disposition or transfer of cash or cash equivalent investments in the ordinary course of business and consistent with past practices, and (v) disposition or transfer of any leasehold interest at the natural expiration of such lease or upon the earlier termination of the lease as provided therein.
7.9    Restrictive Agreements
No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Loan Documents, the Closing Date Subordinated Debt Documents, and any agreements for purchase money debt permitted under clause (iii) of the definition of Permitted Indebtedness) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired (other than a Permitted Lien), or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Loan Documents and the Closing Date Subordinated Debt Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Indebtedness owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary; provided, that, the Closing Date Subordinated Debt Documents and any agreements for purchase money debt shall not prohibit (i) the creation or assumption of any Lien upon any assets or properties to secure the Obligations or (ii) the repayment of the Obligations.
7.10    Management
Borrower shall not pay any compensation or other amounts to senior management of Borrower in excess of such amounts as are usual and customary for companies in similar businesses and of a similar size.
7.11    Modifications of Certain Agreements
No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Loan Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Lender or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Lender). Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Lender reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Lender.

7.12    Payments and Modifications of Subordinated Debt
No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Indebtedness hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Indebtedness if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Indebtedness, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Indebtedness, (iii) change in a manner adverse to any Credit Party or Lender any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (iv) change the prepayment provisions of such Indebtedness or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrowers, any Subsidiaries, or Lender. Borrowers shall, prior to entering into any such amendment or modification, deliver to Lender reasonably in advance of the execution thereof, any final or execution form copy thereof.
7.13    Deposit Accounts
Borrower has provided Lender with all information (including, without limitation, user identifications and passwords) necessary for Lender to have on-line access to all information regarding all of Borrower’s deposit accounts, as required by Section 4.1(g). Borrowers shall not make any changes to their deposit accounts, Lockbox Accounts or establish new deposit accounts or change the passwords or user identification information with respect thereto in such a fashion as would result in Lender not having on-line access to view all information regarding all of Borrower’s deposit accounts and Lockbox Accounts or having control of all of Borrower’s deposit accounts through deposit account control agreements. The provisions of this Section requiring deposit account control agreements shall not apply to the deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Lender by Borrowers as such; provided, however, that at all times that any Obligations remain outstanding, Borrower shall maintain one or more separate deposit accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other deposit account.

7.14    Truth of Statements
Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
7.15    IRS Form 8821
Borrower shall not materially alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be delivered pursuant to the Conditions Precedent in Section 4.1, hereof.
7.16    Capital Expenditures
At no time shall Borrower permit Borrower’s Capital Expenditures in the aggregate in any fiscal year to be greater than $1,250,000.
VIII.    EVENTS OF DEFAULT
8.1    Events of Default
The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a)    Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason or acceleration, by notice of intention to prepay, by required prepayment or otherwise);
(b)    Any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, (i) shall not be true and correct in all material respects, or (ii) shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);
(c)    Any Credit Party or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Documents; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3 (i), 6.9 and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default;
(d)    (i) Any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any material portion of the Collateral;
(e)    One or more judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $100,000 individually or $250,000 in the aggregate at one time outstanding, which is/are not satisfied, stayed, bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;
(f)    (i) Any default occurs, which is not cured within any applicable grace period or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations and trade payables), including without limitation the Closing Date Subordinated Debt, of any Borrower or Guarantor in excess of $50,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Credit Party is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness (other than the Obligations and trade payables), including without limitation the Closing Date Subordinated Debt, was issued, created, assumed, guaranteed or secured and such Default continues for more than any applicable grace period or permits the holder of any Indebtedness, including without limitation the Closing Date Subordinated Debt, to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Credit Party and Lender or Affiliate of Lender (other than the Loan Documents), including without limitation the Closing Date Subordinated Debt Documents, or (ii) any Indebtedness (other than the Obligations and trade payables), including without limitation the Closing Date Subordinated Debt, of any Credit Party is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations and trade payables), including without limitation the Closing Date Subordinated Debt, is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;
(g)    Any Credit Party shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefits of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;
(h)    (i) A court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person’s properties and, if such order, judgment or decree is issued without notice to the Credit Party and a hearing, such order, judgment or decree remains unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which such Credit Party takes any action to indicate its approval or consent;
(i)    (i) Any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, Material Adverse Change occurs, or (iii) any Credit Party ceases any material portion of its business operations as currently conducted;
(j)    Lender receives any indication or evidence that any Credit Party may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might result in forfeiture of any property to an Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender;
(k)    Any Credit Party or any of their respective directors, members, managers or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of their respective assets; or
(l)    The issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment for in any one instance or in the aggregate an amount of $10,000 or more against any Credit Party or any of their respective property or assets.
8.2    Acceleration and Suspension or Termination of Commitments
Upon the occurrence and during the continuance of an Event of Default, notwithstanding any other provision of any Loan Documents, Lender may by notice to Borrower (i) suspend or terminate the Revolving Loan Commitment and the obligation of the Lender with respect thereto and/or (ii) by notice to Borrower declare all or any portion of the Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8.1(g) or (h), in which event all of the foregoing shall automatically and without further act by Lender be due and payable), provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8.1(d), there shall be a three (3) Business Day cure period commencing from the earlier of (A) Receipt by the Borrower of written notice of such breach or violation or any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which the Borrower or any officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.
IX.    RIGHTS AND REMEDIES AFTER DEFAULT
9.1    Rights and Remedies
(a)    In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower received or held by Lender to reduce the Obligations in such manner as Lender may deem advisable, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as the Borrower might exercise, (v) collect and send notices regarding the Collateral with or without judicial process, (vi) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any reasonable place designated by Lender, (vii) reduce or otherwise change the Revolving Loan Commitment Amount, (viii) engage, on behalf of Borrower, a third party to service and collect Borrower’s receivables, including billing and rebilling third party payors to the extent of their obligations thereunder, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its Permitted Discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any Obligations; (iii) discharge taxes or liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations and increase the principal amount outstanding hereunder, until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)    Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
9.2    Application of Proceeds
In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all reasonable out-of-pocket costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, expert witness fees, liabilities and advances made or incurred in connection therewith, whether litigation is commenced or not); (ii) second, to the payment of all Obligations as provided herein, (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section.

9.3    Rights of Lender to Appoint Receiver
Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower to the extent necessary to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. Borrower waives any right to require a bond to be posted by or on behalf of any such receiver.
9.4    Application of Payments Following Default
Following the occurrence and during the continuance of an Event of Default, Lender shall apply any and all payments received by Lender in respect of the Obligations, and any and all proceeds of Collateral received by Lender, in such order as Lender may from time to time elect.
9.5    Rights and Remedies not Exclusive
Lender shall have the right in accordance with the terms hereof, in its Permitted Discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
X.    WAIVERS AND JUDICIAL PROCEEDINGS
10.1    Waivers
Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error.
10.2    Delay; No Waiver or Defaults
Other than any waiver granted by Lender in writing, and except as otherwise provided in the Loan Documents, no course of action or dealing, renewal, release or extension of any provisions of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.
10.3    Jury Waiver
EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
10.4    Cooperation in Discovery and Litigation
In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employee or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.
XI.    EFFECTIVE DATE AND TERMINATION
11.1    Effectiveness and Termination
(a)    Termination by Lender. Subject to Lender’s right to terminate and cease making Advances upon the occurrence and during the continuance of an Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made), unless terminated sooner as provided in this Section 11.1.
(b)    Termination by Borrower. Borrower may terminate this Agreement at any time on or before upon not less than thirty (30) calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made) on or prior to such 30th calendar day after Receipt by Lender of such written notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
(c)    Effectiveness of Termination. All of the Obligations (other than indemnity obligations with respect to which no claim has been made) shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been irrevocably discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 3.4 and the terms of any fee letter resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Lender shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement satisfactory to Lender, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Lender, in its discretion, may deem necessary to protect Lender from any such loss or damage.
11.2    Survival
All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations (other than indemnity obligations with respect to which no claim has been made) are fully performed and indefeasibly paid in full in cash. Notwithstanding the foregoing sentence of this Section 11.2, the obligations and provisions of Article III and Sections 10.1, 13.1, 13.3, 13.4, 13.7 and 13.12 shall survive termination of the Loan Documents and any payment, in full or in part, of the then-outstanding Obligations.
XII.    ASSIGNMENTS AND PARTICIPATIONS
12.1    Assignments
Lender may at any time assign the Lender’s rights and obligations hereunder and under all other Loan Documents to one or more Eligible Assignees. Upon Receipt of notice of such assignment, Borrower shall treat the assignee as the Lender for all purposes hereunder and under the other Loan Documents. Each Eligible Assignee shall have all of the rights and benefits with respect to the Obligations, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided that, Borrower shall not be obligated to pay under this Agreement to any Eligible Assignee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such assignment not been effected. Notwithstanding any other provision of a Loan Document, Lender may disclose to any Eligible Assignee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Borrower may not offset any amounts owing to Borrower by an Eligible Assignee from any amounts owed by Borrower to such Eligible Assignee pursuant to this Agreement.
12.2    Participations
Lender may at any time, without the consent of, or notice to, Borrower, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). Notwithstanding any other provision of a Loan Document, Lender may disclose to any Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Subject to Section 12.3, in the event of a sale by Lender of a participating interest to a Participant, (i) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder, and (ii) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
12.3    Defaulting Participants
Lender may from time to time notify Borrower of the participations sold by Lender hereunder and the share of each Participant’s interest in the Loan (such notification, as it may be amended from time to time, is referred to herein as a “Participation Notice”). Following Receipt by Borrower of a Participation Notice, (i) it shall be the responsibility of the Participant identified in the Participation Notice to fund each Advance in an amount equal to such Participant’s share of each Advance as set forth in the Participation Notice, (ii) Borrower will look solely to Participant identified in the Participation Notice for the funding of such portion of each Advance as is equal to the Participant’s share of such Advance as set forth in the Participation Notice, and (iii) notwithstanding any other provision of this Agreement or any other Loan Document, Lender shall not be obligated to fund any portion of an Advance which is the responsibility of a Participant as set forth in a Participation Notice. Following Receipt by Borrower of a Participation Notice, any Participant which shall fail to make any Advance or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Loan Document, for so long as such failure shall remain in existence and uncured, shall be deemed to be a “Defaulting Participant.” After a Participant becomes a Defaulting Participant, and the circumstances causing such status shall not have been cured or waived, each of Borrower and Lender may, at their respective option, notify such Defaulting Participant of such Person’s intention to obtain a replacement Participant (“Replacement Participant”) for the Defaulting Participant, which Replacement Participant shall be an Eligible Assignee. In the event Borrower or Lender, as applicable, obtains a Replacement Participant, the Borrower shall look to the Replacement Participant rather than the Defaulting Participant for the funding of future Advances in an amount equal to the Defaulting Participant’s share of each Advance set forth in the Participation Notice. Any Replacement Participant shall not be responsible for, and such Replacement Participant’s interest in the Loan shall not be subject to, any liabilities of the Defaulting Participant to Borrower accruing prior to the date of the transfer of the participation interest. Borrower may not offset any amounts owing to Borrower by the Defaulting Participant from any amounts owed by Borrower to Lender pursuant to this Agreement.
12.4    Definitions

For purposes of this Article XII, the following terms shall have the following meanings:
“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Lender; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates.
“Approved Fund” means any (a) investment company, finance company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i)  Lender, (ii) an Affiliate of Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.
XIII.    MISCELLANEOUS
13.1    Governing Law; Jurisdiction; Service of Process; Venue
The Loan Documents shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Documents or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each of Borrower and Lender (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5, hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in New York, that Lender has accepted in New York the Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

13.2    Successors and Assigns; Participants; New Lenders
The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of any Revolving Loan, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any Person who is not a party to such Loan Document. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”).
13.3    Revival of Obligations
To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment (whether or not previously terminated) shall be revived and shall continue as if such payment had not been received by Lender. Any payments received with respect to such revived Obligations shall be credited and applied in such manner and order, as Lender shall decide in its Permitted Discretion.
13.4    Indemnity
Borrower shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liability, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses and disbursements of any kind of nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, expert witness fees, and reasonable in-house documentation and diligence fees and reasonable legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any way relating to any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing (i) arises out of the gross negligence or willful misconduct of any Indemnified Person or (ii) arises out of a dispute between or among any Indemnified Persons. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Indemnified Person in its Permitted Discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 13.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may in its reasonable discretion, take such actions, as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 13.4, then Lender shall promptly pay to such Borrower the amount of such recovery.
13.5    Notice
Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable. Any notice or request under any Loan Document or otherwise pursuant to any applicable law which is given to one Borrower will be deemed to be notice (or, if applicable, a request) to each Borrower.
13.6    Severability; Captions; Counterparts; Facsimile or other Electronic Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile or other electronic transmission, which facsimile or other electronic signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile or other electronic signature and that it accepts the facsimile or other electronic signature of each other party.
13.7    Expenses
Borrower shall pay, whether or not the Closing occurs, all usual and customary costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording reasonable professional and filing fees and expenses and all other actual out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and audit expenses), and reasonable attorneys’ fees and expenses, incurred (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instruments (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument and/or (viii) in connection with all actions, visits, audits and inspections undertaken by Lender or its Affiliates pursuant to the Loan Documents, subject to the provisions of Section 6.7 hereof. In addition, Borrower shall pay Lender a wire fee of $25.00 with respect to each domestic wire transfer of funds by Lender to or for the benefit of Borrower. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its Permitted Discretion for the work performed. Without limiting the foregoing, Borrower shall pay all taxes

(other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the transactions contemplated by this Agreement and the Loan Documents and the filing and/or recording of any documents and/or financing statements.
13.8    Entire Agreement
This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereafter made shall have no force and effect unless in writing signed by Borrower and Lender, provided, however, additional covenants, representations, warranties and guarantees will be enforceable if executed by the party against whom enforcement is sought. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.
13.9    Lender Approvals
Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.
13.10    Confidentiality and Publicity
Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Documents to any Person (other than to Borrower’s advisors and officers on a need-to-know basis) without Lender’s prior written consent, which may be withheld in its sole discretion, and (ii) to inform all such Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall not permit any of its Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations. Nothing contained in any Loan Documents is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes to the extent such information is publicly available and, if not publicly available, with Borrower’s prior approval and (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.
13.11    USA Patriot Act Notification
Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the USA PATRIOT Act.
13.12    Release of Lender
Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), (i) hereby fully and completely releases and forever discharges the Indemnified Persons and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing and (ii) by acceptance of each Advance hereunder fully and completely releases and forever discharges the Released Parties, of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of each such Advance. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and will be relied upon by Lender in making the Advances.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

HOOPER HOLMES, INC., a New York corporation
HOOPER WELLNESS, LLC, a Kansas limited liability company
ACCOUNTABLE HEALTH SOLUTIONS, LLC, a Kansas limited liability company
HOOPER INFORMATION SERVICES, INC., a New Jersey corporation
HOOPER KIT SERVICES, LLC, a Kansas limited liability company

By:   /s/ Steven Balthazor
Name: Steven Balthazor
Title: Chief Financial Officer
As Chief Financial Officer of each of the above entities and, in such capacity, intending by this signature to legally bind each of the above entities

HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company By: /s/ Steven Balthazor Name: Steven Balthazor Title: Manager
Address for Notice: Hooper Holmes, Inc. 560 N. Rogers Road Olathe, KS 66286 Attention: Steven Balthazor Telephone: 913.747.2564 Fax: 877.609.7803 Email: steven.balthazor@hooperholmes.com

Signature Page to Credit and Security Agreement

SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership By: /s/ Tim Peters Name: Tim Peters Title:

Address for Notice:
SCM Specialty Finance Opportunities Fund, L.P.
c/o CNH Partners
2 Greenwich Plaza, 1st Floor
Greenwich, CT 06830
Attention: Tim Peters
Telephone: (203) 742-3051
Fax: (203) 742-3072
Email: tpeters@cnhfinance.com

With copy to (delivery of copy will not constitute notice):
Duane Morris LLP
190 S. LaSalle Street, Suite 3700
Chicago, IL 60603
Attention: Michael A. Witt, Esq.
Telephone: (312) 499-6716
Fax: (312) 277-9519
Email: MAWitt@duanemorris.com

Signature Page to Credit and Security Agreement

ANNEX I
Financial and Loan Covenants
EXHIBITS
Exhibit A    -    Borrowing Certificate
Exhibit B    -    Compliance Certificate
Exhibit C    -    Payment Notification
SCHEDULES
Schedule 2.4    -    Borrower’s Account for Funding Wires
Schedule 2.9    -    Collateral
Schedule 5.1    -    Organization

Schedule 5.3	- Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures
Schedule 5.4    -    Real Property Owned or Leased
Schedule 5.6    -    Litigation
Schedule 5.8    -    Environmental Exceptions
Schedule 5.12    -    Intellectual Property
Schedule 5.17    -    Insurance

Schedule 5.18	- Names Under Which Business Is Transacted; Business and Collateral Locations
Schedule 5.19    -    Material Contracts
Schedule 5.24    -    Products
Schedule 7.2    -    Existing Contingent Obligations
Schedule 7.3    -    Existing Liens

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ANNEX I
FINANCIAL AND LOAN COVENANTS
1.    Consolidated Unencumbered Liquid Assets.
Not permit the Consolidated Unencumbered Liquid Assets on the last day of any fiscal quarter to be less than $750,000.
2.    Minimum Aggregate Revenue.
Not permit the Aggregate Revenue for the twelve (12) consecutive month period ending on the last Business Day of any fiscal quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum LTM Aggregate Revenue (in millions of Dollars) as of the end of:
Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017 and each fiscal quarter thereafter
$33	$34	$37	$40	$45

3.    Minimum EBITDA.
Not permit the EBITDA of Borrower, on a consolidated basis, for the applicable period of measure set forth below and ending on the last Business Day of any fiscal quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum EBITDA as of the end of:
Three (3) consecutive month period ending Q1 2016	Six (6) consecutive month period ending Q2 2016	Nine (9) consecutive month period ending Q3 2016	Twelve (12) consecutive month period ending Q4 2016
($1,600,000)	($2,000,000)	($1,100,000)	$800,000

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Minimum EBITDA as of the end of:
Twelve (12) consecutive month period ending Q1 2017	Twelve (12) consecutive month period ending Q2 2017	Twelve (12) consecutive month period ending Q3 2017 and thereafter
$500,000	$900,000	$2,500,000

4.    Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)
Commencing with December 31, 2017 and at the end of each month thereafter, the Fixed Charge Coverage Ratio shall not be less than 1.1 to 1.0.
For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) the acquisition of a product license or a product line, or (d) a merger or consolidation or any other combination (other than a merger, consolidation or combination that effects a Disposition) with another Person (other than a Person that is already a Subsidiary).
“Aggregate Revenue” shall mean an amount based on a percentage of the aggregate of Net Sales, Royalties and any other income or revenue recognized by Borrower and/or its Subsidiary, on a consolidated basis, in accordance with GAAP (in each case, excluding the proceeds from Dispositions).
“Capital Expenditures” shall mean, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the Incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.
“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least “A-l” by Standard & Poor’s Ratings

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Group or “P-l” by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one-hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements, (f) cash, and (g) other short term liquid investments approved in writing by Lender.
“Consolidated Net Income” shall mean, with respect to any Person and its Subsidiaries, for any period, the consolidated net income (or loss) of such Person and its respective Subsidiaries for such period, as determined under GAAP.
“Consolidated Unencumbered Liquid Assets” shall mean any Cash Equivalent Investment owned by Borrower and its Subsidiaries on a consolidated basis which are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower and such Subsidiaries other than the Lien for Lender.
“Disposition” shall mean, as to any asset or right of any Credit Party, (a) any sale, lease, assignment or other transfer (other than to any other Credit Party), but specifically excluding any license or sublicense, (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) any Disposition (except as set forth in clauses (ii) and (iii) below) where the Net Cash Proceeds of any sale, lease, assignment, transfer, condemnation, confiscation, requisition, seizure or taking do not in the aggregate exceed $250,000 in any fiscal year, (ii) the sale of Inventory or Products in the ordinary course of business and (iii) any issuance of equity interests by Borrower.
“EBITDA” shall mean, for any Person and its Subsidiaries for any Test Period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization, (iv) nonrecurring cash fees, costs and expenses incurred in connection with (a) the Acquisitions of product licenses and product lines from a third party, and milestone and royalty payments to any third party, in relation to any Material Contract or any other Acquisition made prior to April 17, 2015 and (b) the negotiation and closing

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of this Agreement and the Loan Documents (v) non-cash expenses relating to equity-based compensation or purchase accounting and (vi) other non-recurring and/or non-cash expenses or charges approved by the Lender.
“Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.
“Fixed Charges” shall mean the sum of the following: (a) all Interest Expenses, all principal payments made on Indebtedness, all payments with respect to Capitalized Lease Obligations (to the extent not otherwise included), and all sinking fund payments made by Borrower, plus (b) all Capital Expenditures by Borrower, plus (c) all distributions to equity holders, plus (d) all payments described in Section 7.5(ii).
“Interest Expense” shall mean for any Person and its Subsidiaries for any period the consolidated interest expense of such Person and its Subsidiaries for such period (including all imputed interest on Capital Leases).
“Net Cash Proceeds” shall mean, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Credit Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Credit Party), (iii) taxes and other governmental costs and expenses paid or reasonably estimated by a Credit Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Indebtedness (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien that has priority over the Lien, if any, of Lender on the asset subject to such Disposition, (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Credit Parties in connection therewith established in accordance with GAAP (provided that upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds) and (vi)(A) with respect to any Disposition described in clauses (a), (b) or (c) of the definition thereof, all money actually applied within one-hundred eighty (180) days to replace such assets to be used in the business of Borrower and the Subsidiaries, and (B) with respect to any Disposition, all money actually applied within one-hundred eighty (180) days to replace the assets in question or to repair

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or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking.
“Net Sales” shall mean the gross amount billed or invoiced by Borrower and its Subsidiaries for Services and for the sale of Products and (including products and services ancillary thereto) to independent customers, less deductions for (a) quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken, (b) amounts deducted, repaid or credited by reason of rejections or returns of goods and government mandated rebates, or because of chargebacks or retroactive price reductions, (c) charges for freight, handling, postage, transportation, insurance and other shipping charges and (d) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of pharmaceutical products. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP. For the purposes of calculating Net Sales, Lender understands and agrees that (i) Affiliates of a Borrower shall not be regarded as independent customers and (ii) Net Sales shall not include Products distributed for product development purposes, including for use in pre-clinical trials.
“Product” shall mean any products manufactured, sold, developed, tested or marketed by Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.24 (as updated from time to time in accordance with Section 6.1(i)); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.1(i) to give notice to Agent and update Schedule 5.24 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that products manufactured by Borrower for unaffiliated third parties shall not be deemed “Products” hereunder.
“Royalties” shall mean the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by Borrower and its Subsidiaries with respect to the sale of Products or the provision of services by independent licensees of Borrower and/or its Subsidiaries, including any such payments characterized as a share of net profits, any up-front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales. For the purposes of calculating Royalties, Lender understands and agrees that Affiliates of Borrower shall not be regarded as independent licensees.

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“Services” shall mean services provided by Borrower or any Affiliate of Borrower to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.
“Test Period” shall mean the twelve (12) most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

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EXHIBIT A
BORROWING CERTIFICATE
Dated as of [ , 20__]
[BORROWER], a [_______________] (the “Borrower”), by the undersigned duly authorized officer, hereby certifies to Lender in accordance with the Credit and Security Agreement dated as of April 29, 2016, between Borrower and SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”) (as amended, supplemented or modified from time to time, the “Credit Agreement;” all capitalized terms not defined herein have the meanings given them in the Credit Agreement) and other Loan Documents that:
A.    Borrowing Base and Compliance
Attached as Schedule 1 is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested Advance, the principal amount outstanding under the Revolving Facility will not exceed the lesser of (i) Availability or (ii) the Revolving Loan Commitment Amount. The amounts, calculations and representations set forth below and on Schedule 1 are true and correct in all respects and were determined in accordance with the Credit Agreement and GAAP. All of the Accounts referred to (other than those entered as ineligible on Schedule 1) are Eligible Receivables or Eligible Unbilled Receivables. Attached are reports with detailed aging and categorizing of Borrower’s accounts receivable and payables and supporting documentation with respect to the amounts, calculation and representations set forth on Schedule 1, all as reasonably requested by Lender pursuant to the Credit Agreement.
B.    Borrowing Notice (to be completed and effective only if Borrower is requesting an Advance)
The undersigned hereby irrevocably requests from Lender an Advance under the Revolving Facility pursuant to the Credit Agreement in the aggregate principal amount of $_____________ (“Requested Advance”) to be made on _____________________ (the “Borrowing Date”), which day is a Business Day.
[For initial Advance Only] The undersigned requests that the Advance be disbursed as follows:
1.    To Lender: $______________
2.    To Lender’s Legal Counsel: $___________________
3.    To [name of creditor/IRS]: $ ___________________

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4.    To Borrower: $ _________________________
C.    General Certifications
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 4.1 of the Credit Agreement have been satisfied as of the date hereof and will be satisfied as of the Borrowing Date (if applicable), (b) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete as of the date hereof and on the Borrowing Date (if applicable), (c) no Default or Event of Default has occurred and is continuing on the date hereof or will exist after giving effect to the advance requested hereby, and (d) Borrower has paid all payroll taxes through the payroll period ended ______________.
This Borrowing Certificate may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute but one and the same document. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first written above.
[BORROWER]

Prepared by:	Approved by:
Name:	Name:
Title:	Title:

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SCHEDULE 1 TO BORROWING CERTIFICATE
UNDER
CREDIT AND SECURITY AGREEMENT FOR
[BORROWER]
As of [date]

Accounts Receivable Aging (by invoice date)
0-30 Days		$ -
31-60 Days		$ -
61-90 Days		$ -
91-120 Days		$ -
121+ Days		$ -
Total Accounts Receivable		$ -
Aged invoice	$ -
Credit balance	$ -
Contras	$ -
Crossage	$ -
Intercompany	$ -
Foreign	$ -
Dilution	$ -
Other Reserve	$ -
Other Reserve	$ -
Total Ineligible		$ -
Total Eligible Accounts Receivable		$ -
Advance Rate		85%

Total Accounts Receivable Availability		$ -

Unbilled Receivables due within 30 days		$ -
Total Ineligible		$ -
Eligible Unbilled Receivables		$ -
Advance Rate		85%

Total Unbilled Receivable Availability		$ -

Total A/R Availability		$ -

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EXHIBIT B
COMPLIANCE CERTIFICATE
Dated as of [ , 20___]
This Compliance Certificate is delivered by [BORROWER], a [____________] (the “Borrower”), in accordance with the Credit and Security Agreement dated as of April 29, 2016, between Borrower and SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”) (as amended, supplemented or modified from time to time, the “Credit Agreement”). All capitalized terms not defined herein have the meanings given them in the Credit Agreement and other Loan Documents.
The undersigned hereby certifies that:
(a)    The financial statements delivered with this certificate in accordance with Section 6.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower as of the dates and the accounting periods covered by such financial statements;
(b)    I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of Borrower during the accounting period covered by such financial statements;
(c)    Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 attached hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto;
(d)    Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrower or any Collateral;
(e)    Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrower to make required payments of withholding or other tax obligations of the Borrower during the accounting period to which the attached statements pertain or any subsequent period.
(f)    Except as described in the Credit Agreement or on Schedule 4 attached hereto, the undersigned has no knowledge of any current, pending or threatened:
(i)    litigation against the Borrower;

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(ii)    inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower;
(iii)    default by Borrower under any material contract to which either of them is a party, including, without limitation, any leases.
(g)    Borrower is in compliance with the financial and loan covenants contained in Annex I of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made: [See attached worksheets]. Such calculations and the certifications contained therein are true, correct and complete.
(h)    [TO BE PROVIDED WITH ANNUAL FINANCIAL STATEMENTS][Borrower’s aggregate Capital Expenditures for the [_____] fiscal year are equal to [$____________]. Borrower [is/is not] in compliance with Section 7.16 of the Credit Agreement.]
Certified to as of [date] by:
Chief Financial Officer of [Borrower]

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Schedules to Compliance Certificate
Schedule 1 – Non-Compliance with Covenants
Schedule 2 – Federal or State Tax Liens
Schedule 3 – Unpaid Tax or Withholding Obligations
Schedule 4 – Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts
Worksheet(s) for Financial or Other Covenant Calculations

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Consolidated Unencumbered Liquid Assets Worksheet
(Attachment to Compliance Certificate)

1. Consolidated Unencumbered Liquid Assets for the applicable period most recently ended:	$___________
2. Minimum Consolidated Unencumbered Liquid Assets for such period:	$750,000
3. In compliance:	YES - NO

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Minimum Aggregate Revenue Worksheet (Attachment to Compliance Certificate)

1. Net Sales:	$___________
2. Royalties:	$___________
3. Any other income or revenue recognized by Borrower and/or its Subsidiary, on a consolidated basis: Total of 1-3 (in each case, excluding the proceeds from Dispositions)	$___________ $___________
4. Minimum Aggregate Revenue for such period:	$[___]
5. In compliance:	YES - NO

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Minimum EBITDA Worksheet (Attachment to Compliance Certificate)

1. EBITDA for the applicable period most recently ended:	$___________
2. Minimum EBITDA for such period:	[_____]
3. In compliance:	YES - NO

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Fixed Charge Coverage Ratio Worksheet (Attachment to Compliance Certificate)

1. EBITDA for the Test Period most recently ended:	$___________
2. Fixed Charges for the Test Period most recently ended:	$___________
3. Ratio of Line 1 to Line 2:	____________
4. Minimum Fixed Charge Coverage Ratio:	1.1 to 1.0
5. In compliance:	YES - NO

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EBITDA Worksheet (Attachment to Compliance Certificate)

1. Consolidated Net Income:	$___________
2. (a) Interest Expense $______________
(b) income tax expense (including tax accruals)$____________
(c) depreciation $__________________
(d) amortization $________________
(e) certain nonrecurring cash fees, costs and expenses incurred $_________________
(f) non-cash expenses relating to equity-based compensation or purchase accounting $________________
(g) other non-recurring and/or non-cash expenses or charges approved by the Lender
Total of (a) through (g):
$___________
3. EBITDA (line 1, plus lines 2(a) through (g):	$____________

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Fixed Charges Worksheet (Attachment to Compliance Certificate)

1. (a) Interest Expense $______________
(b) all principal payments made on Indebtedness $____________
(c) all payments with respect to Capitalized Lease Obligations (to the extent not otherwise included) $__________________
(d) all sinking fund payments made by Borrower $________________
Total of (a) through (d):
$___________
2. all Capital Expenditures by Borrower	$____________
3. all distributions to equity holders	$____________
4. all payments described in Section 7.5(ii) of the Credit Agreement	$____________
5. Fixed Charges (lines 1(a) through (d), plus line 2, plus line 3, plus line 4):	$____________

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EXHIBIT C
FORM OF PAYMENT NOTIFICATION
PAYMENT NOTIFICATION
This Payment Notification is given by [name of Borrower] pursuant to that certain Credit and Security Agreement, dated as of April 29, 2016, among [name of Borrower], the other Borrowers party thereto and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”) (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Please be advised that funds in the amount of $_____________ will be wire transferred to Lender on ______ ___, 20__. Such funds shall constitute an optional prepayment of the Revolving Loan, with such prepayment to be applied in the manner specified in Section 2.5.
Fax to [ ] no later than noon Eastern time.
Note: Funds must be received in the Payment Account by no later than noon Eastern time for same day application
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Payment Notification this ____ day of ___________, 20___.
Sincerely,
By:
Name:
Title:

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SCHEDULE 2.4
Borrower’s Account for Funding Wires

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SCHEDULE 2.9
Collateral
The Collateral consists of all of Borrower’s assets, including without limitation, all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:
(a)    all goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;
(b)    all of Borrowers’ books and records relating to any of the foregoing; and
(c)    any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

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SCHEDULE 5.1
ORGANIZATION

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SCHEDULE 5.3
Subsidiaries, Capitalization and Ownership Interests
The Borrower [similar information for each Credit Party] is a [type of entity] organized under the laws of [State]
The Borrower [similar information for each Credit Party] has [no] [the following] subsidiaries.
The number and class of equity securities issued and outstanding of Borrower [and each Credit Party] and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing) are as follows:

[Borrower or other Credit Party]
Beneficial Owner	Class of Equity Securities	Number of Shares Authorized	Number of Shares Issued	Number of Shares Outstanding

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SCHEDULE 5.4
Real Property Owned or Leased

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SCHEDULE 5.6
Litigation

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SCHEDULE 5.8
Environmental Exceptions

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SCHEDULE 5.12
Intellectual Property

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SCHEDULE 5.17
Insurance

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SCHEDULE 5.18
Names Under Which Business is Transacted, Business and Collateral Locations

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SCHEDULE 5.19
Material Contracts

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SCHEDULE 5.24
Products

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SCHEDULE 7.2
Existing Contingent Obligations

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SCHEDULE 7.3
Existing Liens

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